Exhibit 10.14

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

between

TARGACEPT, INC.

and

DR. FALK PHARMA GmbH

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS	1

ARTICLE 2.	RESEARCH AND DEVELOPMENT	7
2.1	Research	7
2.2	Completion of Preclinical Research and Selection of Back-Up Compounds	8
2.3	Research and Development Plan	8
2.4	Semi-Annual Research and Development Plans	8
2.5	Preparation and Approval of Semi-Annual R&D Plans	9
2.6	Research Efforts	9
2.7	Development Responsibilities of the Parties	11
2.8	Termination of Development of a Development Compound	12
2.9	Termination of Development of all Development Compounds	12
2.10	Development Information and Reporting	12
2.11	Material Transfer	13
2.12	Liability	13
2.13	Subcontractors	13
2.14	No Warranty of Success	14
2.15	No Solicitation of Employees	14

ARTICLE 3.	COMMERCIALIZATION	14
3.1	Commercialization Responsibilities of the Parties	14
3.2	Trademarks	16
3.3	Termination of Commercialization of a Licensed Product	16
3.4	Termination of Commercialization of all Licensed Products	16
3.5	Breach of Commercialization Diligence Obligations	16
3.6	Commercialization Information and Reporting	17

ARTICLE 4	INFORMATION EXCHANGE	17
4.1	Disclosure of Enabling Technology; Maintenance of Records Regarding Research and Inventions	17
4.2	Information and Reports	17

ARTICLE 5	LICENSES	18
5.1	Licenses to Dr. Falk	18
5.2	License to Targacept	18
5.3	Right to Sublicense	19
5.4	Negative Covenants and License Limitations	19
5.5	Understanding Regarding Exclusivity and Negative Covenants	20

ARTICLE 6	MANAGEMENT OF RESEARCH, DEVELOPMENT AND COMMERCIALIZATION	20
6.1	Creation and Structure of the JRDT	20
6.2	Responsibilities of the JRDT	20
6.3	Composition of the JRDT	21
6.4	Duration of the JRDT	21
6.5	Meetings of the JRDT	21

i

6.6	Decisions of the JRDT	21
6.7	Subcommittees and Working Groups of the JRDT	22
6.8	Creation and Structure of the EMC	22
6.9	Responsibilities of the EMC	22
6.10	Composition of the EMC	22
6.11	Duration of the EMC	22
6.12	Meetings of the EMC	22
6.13	Decisions of the EMC	23
6.14	Subcommittees of the EMC	23
6.15	Expenses	23
ARTICLE 7	PAYMENTS TO TARGACEPT AND DR. FALK	23
7.1	License Fees	23
7.2	Royalty And Sublicense Payments to Targacept	23
7.3	Royalty Payments to Dr. Falk	24
7.4	Term of Royalty Obligations	24
7.5	Timing of Payment of Royalties	24
7.6	Obligation to Pay Royalties	24
7.7	Statement of Royalties	24
7.8	Compulsory Licenses	25
7.9	Third Party Licenses	25
7.10	Mode of Payment	26
7.11	Records Retention	26
7.12	Audits	26
7.13	Taxes	27
ARTICLE 8	INVENTIONS AND PATENTS	27
8.1	Title to Inventions and Documentation	27
8.2	Patent Prosecution	28
8.3	Enforcement of Patents	29
8.4	Third Party Patent Rights	30
ARTICLE 9	CONFIDENTIALITY	31
9.1	Confidentiality Obligations	31
9.2	Publications	32
9.3	Press Releases	32
ARTICLE 10	INDEMNIFICATION	33
10.1	Indemnification by Dr. Falk	33
10.2	Indemnification by Targacept	33
10.3	Notification of Claims; Conditions to Indemnification Obligations	33
ARTICLE 11	TERMINATION AND EXPIRATION	34
11.1	Term and Termination	34
11.2	Termination of the Agreement upon Material Breach	34
11.3	Termination of the Agreement by Either Party	35
11.4	Termination Upon Insolvency	35
11.5	Consequences of Termination	35

ii

11.6	Accrued Rights; Surviving Obligations	37
11.7	Rights in Bankruptcy	37
ARTICLE 12	REPRESENTATIONS AND WARRANTIES	38
12.1	Representations and Warranties	38
12.2	Additional Representations and Warranties of Targacept	38
ARTICLE 13	EQUITY INVESTMENT BY DR. FALK	39
ARTICLE 14	MISCELLANEOUS PROVISIONS	40
14.1	Relationship of the Parties	40
14.2	Assignments	40
14.3	Disclaimer of Warranties	40
14.4	Further Actions	40
14.5	Force Majeure	40
14.6	No Trademark Rights	41
14.7	Entire Agreement of the Parties; Amendments	41
14.8	Captions	41
14.9	Applicable Law	41
14.10	Disputes	41
14.11	Notices and Deliveries	41
14.12	No Consequential Damages	42
14.13	Waiver	42
14.14	Severability	42
14.15	Counterparts	43

iii

COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

This Collaborative Research, Development and License Agreement (this “Agreement”) is made and entered into as of January 26, 2001, by and between Targacept, Inc., a Delaware corporation having its principal place of business at 950 Reynolds Boulevard, Winston-Salem, North Carolina 27105 (“Targacept”), and Dr. Falk Pharma GmbH, a corporation organized and existing under the laws of Germany having its place of business at Leinenweberstrasse 5, 79041 Freiburg, Germany (“Dr. Falk”) (each of Targacept and Dr. Falk, a “Party” and, collectively, the “Parties”).

Recitals:

WHEREAS, Targacept possesses proprietary technology and know-how related to the discovery, identification and synthesis of nicotinic agonists and has identified and applied for patents on certain nicotinic agonist compounds; and

WHEREAS, Dr. Falk is engaged in the research, development and marketing of products for the treatment of, among other things, ulcerative colitis; and

WHEREAS, Targacept and Dr. Falk desire to collaborate in the research, development and commercialization of nicotinic therapeutics for use in the prevention or treatment of ulcerative colitis.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1

Definitions

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Affiliate” with respect to any Person, means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person or with the same group of Persons controlling such Person. For the purposes of this Section 1.1 only, “control” refers to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least 50% (or, if less, the maximum ownership interest permitted by law) of the voting securities or other ownership interests of a Person (without regard to contractual rights that vest certain special voting rights in certain parties).

1.2 “Agreement” shall have the meaning ascribed to it in the preamble.

1.3 “Back-Up Compound” means any Collaboration Compound that has been selected as such hereunder, or any salt, solvate, prodrug form, inclusion complex, metabolite or other formulation thereof.

1.4 “Blocking Patent” shall have the meaning ascribed to it in Section 7.9.

1.5 “Collaboration Compound” means any compound, or any salt, solvate, prodrug form, inclusion complex, metabolite or other formulation thereof, that is a Targacept Compound, Development Compound or Back-Up Compound.

1.6 “Confidential Information” means (a) all information and data supplied by a Party under this Agreement, which, if disclosed in written, graphic or electronic form, is marked or otherwise designated as “confidential” or “proprietary” and, if disclosed orally, is summarized and designated as “confidential” or “proprietary” in a writing provided to the receiving Party not later than sixty (60) days after such disclosure; and (b) all other information expressly classified as “Confidential Information” hereunder.

1.7 “Control” means, with respect to an item of information or an intellectual property right, possession of the ability, whether by ownership or license, to grant a license or sublicense as provided for herein under such item or right without violating the terms of any agreement or other arrangements with any Third Party.

1.8 “Cost of Goods Sold” means with respect to any Licensed Product, [********].

1.9 “Derivative” means with respect to any compound, a derivative or other improvement of such compound or any salt, solvate, prodrug form, inclusion complex, metabolite or other formulation thereof.

1.10 “Development Compound” means any Collaboration Compound that has been selected as such hereunder, or any salt, solvate, prodrug form, inclusion complex, metabolite or other formulation thereof.

1.11 “Dr. Falk” shall have the meaning ascribed to it in the preamble.

1.12 “Dr. Falk Indemnitees” shall have the meaning ascribed to it in Section 10.2.

1.13 “Dr. Falk Know-How” means all know-how, trade secrets, techniques, methods, developments, materials, compositions, inventions or data of any kind necessary or useful for the identification, pharmacological development, synthesis, characterization, optimization, assaying, formulation or use of Collaboration Compounds or Licensed Products (but excluding the Dr. Falk Patents, the Joint Patents, the Joint Know-How and any information that Dr. Falk is restricted from disclosing due to confidentiality obligations to a Third Party) that is Controlled by Dr. Falk or an Affiliate of Dr. Falk at any time during the term of this Agreement.

1.14 “Dr. Falk Patents” means all Patent Rights Controlled by Dr. Falk or an Affiliate of Dr. Falk that claim (a) Collaboration Compounds (or pharmaceutical preparations containing the same), or (b) the manufacture or use of any Collaboration Compounds, to the extent that such Patent Rights claim inventions made prior to or during the term of this Agreement.

1.15 “Effective Date” means January 26, 2001.

1.16 “Executive Management Committee” or “EMC” means that committee to be formed pursuant to Section 6.8.

1.17 “Fair Market Value” means the cash consideration that the selling party would receive from an unaffiliated, unrelated buyer in an arms’ length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.18 “FDA” means the United States Food and Drug Administration, or the successor federal agency thereto.

1.19 “Field” means the treatment or prevention in humans of one or more Indications.

1.20 “First Commercial Sale” means, with respect to any Licensed Product in any country, the first sale for use or consumption by the general public of such Licensed Product in such country after all Regulatory Approvals have been obtained in such country.

1.21 “FTE” means a full-time Targacept scientist or laboratory technician or any other employee of Targacept or its Affiliates specifically approved as an FTE by Dr. Falk, or a full-time Dr. Falk scientist or laboratory technician or any other employee of Dr. Falk or its Affiliates specifically approved as an FTE by Targacept, in each case to the extent dedicated to the research and development of Collaboration Compounds or support thereof, or in the case of a less than full-time dedicated person, a full-time, equivalent person year, based upon a total of forty-seven (47) weeks (i.e., one thousand eight hundred eighty (1,880) hours) per year of scientific or other work on or directly related to the research and development of Collaboration Compounds. Work on or directly related to the research and development of Collaboration Compounds to be performed by such employees may include, without limitation, experimental laboratory work, recording and documenting results, reviewing literature and references, holding scientific discussions, work on preclinical and clinical development activities, work on preparation and prosecution of applications seeking Regulatory Approvals and any other activities assigned to Targacept or Dr. Falk, as the case may be, under the Research and Development Plan or any Semi-Annual R&D Plan.

1.22 “Full Royalty Term” shall have the meaning ascribed to it in Section 7.4.

1.23 “Indication” means:

(a) ulcerative colitis; and

(b) other gastrointestinal and liver diseases.

1.24 “Joint Know-How” means all know-how, trade secrets, techniques, methods, developments, materials, compositions, inventions or data of any kind (but excluding the Joint Patents) made jointly by employees or agents of Dr. Falk or its Affiliates and by employees or agents of Targacept or its Affiliates at any time during the R&D Term.

1.25 “Joint Patents” means all Patent Rights that claim or cover inventions within the Research Technology that are made jointly by employees or agents of Targacept or its Affiliates and by employees or agents of Dr. Falk or its Affiliates and name as inventors one or more employees or agents of Targacept or its Affiliates together with one or more employees or agents of Dr. Falk or its Affiliates, made during the R&D Term.

1.26 “Joint Research Technology” means all Research Technology that is made, developed or discovered jointly by employees or agents of Targacept or its Affiliates and by employees or agents of Dr. Falk or its Affiliates, but excluding the Joint Patents, made during the R&D Term.

1.27 “JRDT” means the Joint Research and Development Team to be formed pursuant to Section 6.1.

1.28 “Know-How” means Targacept Know-How or Dr. Falk Know-How, as the case may be.

1.29 “Licensed Product” means any product, including any formulation thereof, containing or comprising a Development Compound.

1.30 “Losses” shall have the meaning ascribed to it in Section 10.1.

1.31 “Major Country” means each of France, Germany and the United Kingdom.

1.32 “Material Unexpected Technical Problem” shall have the meaning ascribed to it in Section 2.6(a).

1.33 “Materials” shall have the meaning ascribed to it in Section 2.11.

1.34 “Net Profit” means the Net Sales invoiced, received or realized by Dr. Falk or its Affiliates or its Sublicensees, as the case may be, from the sale of Licensed Products in the Territory, less [********].

1.35 “Net Sales” means [********].

1.36 “Nicotinic Compound” means a compound [********].

1.37 “Non-FilingParty” shall have the meaning ascribed to it in Section 8.2(e).

1.38 “Partial Royalty Term” shall have the meaning ascribed to it in Section 7.4.

1.39 “Party” and “Parties” shall have the meaning ascribed to it in the preamble.

1.40 “Patent Right” means rights under (a) any issued and existing letters patent, including any extensions, supplemental protection certificates, registration, confirmation, reissue, reexamination or renewal thereof, (b) pending applications, including any continuation, divisional, continuation-in-part application thereof, for any of the foregoing, and (c) all counterparts to any of the foregoing issued by or filed in any country or other jurisdiction.

1.41 “PCT” means the Patent Cooperation Treaty.

1.42 “Pentad Patents” means all Patent Rights Controlled by Targacept or an Affiliate of Targacept that claim the Pentad Technology.

1.43 “Pentad Technology” means proprietary know-how of Targacept and its Affiliates concerning structure activity, relationships of Nicotinic Compounds and nicotinic receptors, pharmacophore mapping of nicotinic receptors and computational and quantum mechanical methods for use in the design, synthesis and evaluation of pharmacologically active agents, including but not limited to Nicotinic Compounds.

1.44 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.45 “Phase I” means that portion of the clinical development program that generally provides for the first introduction into humans of a product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the product.

1.46 “Phase II” means that portion of the clinical development program which provides for small scale clinical trials primarily to determine efficacy of a product and certain other factors, such as dosing range.

1.47 “Phase III” means that portion of the clinical development program which provides for the pivotal trials of a product in sufficient numbers of patients to establish the safety and efficacy of a product for the desired label claims and indications.

1.48 “Regulatory Approval” means any and all approvals (including price and reimbursement approvals), licenses, product registrations, or authorizations of any federal, national, state, provincial or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport and sale of a Licensed Product in a country.

1.49 “Research” means the collaborative research program undertaken by the Parties pursuant to this Agreement to characterize, optimize and conduct research and development activities regarding Collaboration Compounds for use in the Field, in accordance with the Research and Development Plan.

1.50 “Research and Development Plan” shall have the meaning provided it in Section 2.3.

1.51 “Research Technology” means all tangible and intangible know-how, trade secrets, inventions (whether or not patentable), discoveries, developments, data, clinical and preclinical results, information, and physical, chemical or biological material, and any replication of or any part of any of the foregoing, made by employees or agents of Targacept or its Affiliates or Dr. Falk or its Affiliates, either alone or jointly prior to or during the R&D Term.

1.52 “Rest of World” means all countries throughout the world other than those included in the Territory.

1.53 “R&D Term” means the period commencing on January 1, 2001 and terminating on the earlier of: (a) the receipt of Regulatory Approval by Dr. Falk in the last country in the Territory; (b) the date that this Agreement is terminated pursuant to the terms hereof; or (c) on [********], or such later date as the Parties may mutually agree in writing.

1.54 “Semi-Annual R&D Plan” shall have the meaning ascribed to it in Section 2.4.

1.55 “Shares” shall have the meaning ascribed to it in Article 13.

1.56 “Sublicensee” means any Third Party to which Dr. Falk or Targacept has granted sublicense rights under the licenses granted Dr. Falk or Targacept (as the case may be) hereunder, which rights include at least the rights to distribute and sell Licensed Products. Third Parties that are permitted only to manufacture or finish Licensed Products for supply to Dr. Falk, Targacept or their respective Affiliates or Sublicensees are not “Sublicensees.”

1.57 “Targacept” shall have the meaning ascribed to it in the preamble.

1.58 “Targacept Compounds” means (a) TC 240312 and a second compound to be finally selected by the JRDT [********] and (b) any other compound identified by Targacept or its Affiliates prior to the end of the R&D Term and jointly selected by the Parties on the basis of mutually agreed upon criteria together with any salt, solvate, prodrug form, inclusion complex, metabolite or other formulation thereof, together with any Derivative of a Collaboration Compound made solely by Targacept. No other compound shall be considered a Targacept Compound.

1.59 “Targacept Indemnitees” shall have the meaning ascribed to it in Section 10.1.

1.60 “Targacept Know-How” means all know-how, trade secrets, techniques, methods, developments, materials, compositions, inventions or data of any kind necessary or useful for the identification, pharmacological development, synthesis, characterization, optimization, assaying, formulation, manufacture or use of Collaboration Compounds or Licensed Products that is Controlled by Targacept or an Affiliate of Targacept at any time during the term of this Agreement, but excluding the Pentad Technology, the Pentad Patents, the

Targacept Patents, the Joint Patents, the Joint Know-How and any information that Targacept is restricted from disclosing due to confidentiality obligations to a Third Party.

1.61 “Targacept Patents” means all Patent Rights that are Controlled by Targacept or its Affiliates that claim (a) any Collaboration Compounds or Licensed Products (or pharmaceutical preparations containing the same), (b) the manufacture or use of any Collaboration Compounds or Licensed Products, or (c) methods or materials used for discovering, identifying, assaying, characterizing or optimizing any Collaboration Compounds, to the extent that such Patent Rights claim inventions made prior to or during the term of this Agreement.

1.62 “Terminated Compound” means a Targacept Compound that ceases to be a Collaboration Compound or a Licensed Product pursuant to Sections 2.2(b), 2.8 and 3.3.

1.63 “Territory” means those countries listed on Exhibit A hereto.

1.64 “Third Party” means a Person other than Targacept, Dr. Falk or their respective Affiliates.

1.65 “Third Party License” shall have the meaning ascribed to it in Section 7.9.

1.66 “Valid Claim” means a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or, after mutual consultation and agreement between the Parties, an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

Research and Development

2.1 Research. Commencing on the Effective Date, the Parties shall conduct the Research pursuant to the Research and Development Plan, with the goals of: (a) completing the selection of a second Targacept Compound and completing all preclinical research on the two Targacept Compounds in order to position them for further development as Development Compounds; and (b) identifying and selecting certain Collaboration Compounds as Back-Up Compounds to the Development Compounds. The Parties shall conduct the Research in accordance with this Agreement, the Research and Development Plan (as it may be amended hereunder from time to time) and the Semi-Annual R&D Plans established pursuant to the provisions of this Article 2.

2.2 Completion of Preclinical Research and Selection of Back-Up Compounds.

(a) Completion of Preclinical Research. Targacept shall complete preclinical chemical and pharmaceutical characterization and in vivo pharmacological and toxicological profiles for the two initial Targacept Compounds as set forth in the Research and Development Plan and shall inform the JRDT of the progress and results thereof.

(b) Selection and Rejection of Targacept Compounds. The Parties currently expect that both Targacept Compounds will initially be selected as Development Compounds. The JRDT shall review the results of the preclinical research concerning the two Targacept Compounds provided by Targacept pursuant to Section 2.2(a). Based upon the standards set forth in the Research and Development Plan and such other appropriate factors as the Parties mutually agree, the JRDT shall confirm the selection of the Targacept Compounds as Development Compounds or determine whether either Targacept Compound clearly does not warrant further scientific evaluation and should instead be classified as Terminated Compounds. Based upon standards set forth in the Research and Development Plan and such other factors as the JRDT deems appropriate, the JRDT from time to time shall also identify and select the Back-Up Compounds for development (or potential development) in accordance with the Research and Development Plan. A Collaboration Compound may be selected as a Back-Up Compound and a Back-Up Compound may be selected as a Development Compound at any time during the term of this Agreement. If a Targacept Compound is classified as a Terminated Compound or is not selected as a Development Compound or Back-Up Compound within the time frames established in the Research and Development Plan, it shall automatically cease to be a Collaboration Compound and thereafter shall not be subject to research, development or commercialization by Dr. Falk or its Affiliates or Sublicensees pursuant to this Agreement.

2.3 Research and Development Plan. Attached hereto as Exhibit B is the initial version of the Research and Development Plan (as it may be modified from time to time, the “Research and Development Plan”) that sets forth the overall general plan for the Research activities expected to be performed by Targacept pursuant to this Agreement and the clinical development plan for the development of Development Compounds through all phases of clinical trials and Regulatory Approvals. The Research and Development Plan may be amended by the JRDT from time to time in accordance with the provisions of Article 6.

2.4 Semi-Annual Research and Development Plans. On an annual basis for the year ending December 31, 2001 and on a semi-annual basis commencing January 1, 2002, the Parties shall jointly establish a detailed research and development plan and budget, as may be modified from time to time (each a “Semi-Annual R&D Plan”) for the research and development activities to be performed by Dr. Falk and Targacept in the Territory during the following six (6) month period starting January 1 or July 1, as the case may be (or such longer period as may be set forth for certain tasks in the Semi-Annual R&D Plan). Each Semi-Annual R&D Plan may be amended by the JRDT from time to time in accordance with the provisions of Article 6. Each Semi-Annual R&D Plan shall be in accord with the Research and Development Plan and shall specify in reasonable detail:

(a) the objectives of the research and development for the ensuing period(s);

(b) the specific research and development and other activities to be performed by Dr. Falk, Targacept and Third Parties during such period;

(c) the specific deliverables expected to be provided by Dr. Falk, Targacept and Third Parties, and the projected dates by which such deliverables will be provided;

(d) the FTEs to be devoted by each Party to its tasks under the Semi-Annual R&D Plan; and

(e) the total funding and financial support expected to be provided by both Parties for the ensuing six-month period to support the activities covered by the Semi-Annual R&D Plan (which funding will be subject to adjustment as provided in Section 2.6) and the mechanisms and procedures for funding such activities on a joint basis.

2.5 Preparation and Approval of Semi-Annual R&D Plans. Attached hereto as Exhibit C is the Semi-Annual R&D Plan for the first year of the R&D Term ending December 31, 2001. It is intended that the Semi-Annual R&D Plan for each subsequent semi-annual period during the R&D Term shall be approved by the JRDT by May 1 and December 1 of each calendar year during the R&D Term. Each budget included in a Semi-Annual R&D Plan shall be set forth in United States Dollars. For Third Party expenditures to be made by a Party outside the United States, the Parties shall agree on a contract-by-contract basis who is responsible for paying such amounts, in what currency amounts are to be paid and what procedures will be used to reconcile amounts paid to budgeted items as a result of currency fluctuations. Unless otherwise agreed by the Parties, budgeted items for expenditures outside the United States shall be calculated based on the arithmetic average of the daily currency exchange rates in effect as of the thirty (30) days preceding the period to which the budget relates and actual expenditures made by a Party under a Semi-Annual R&D Plan in a currency other than United States Dollars shall be reconciled for each currency based on the arithmetic average of the daily exchange rates during the period covered by the Semi-Annual R&D Plan. All exchange rates for these purposes shall be obtained from the Reuters Daily Rate Report or, if such exchange rates are not available on any day, The Wall Street Journal, Eastern U.S. Edition, or, if such exchange rates are not available on any day, as otherwise agreed by the Parties.

2.6 Research Efforts.

(a) Each Party agrees to commit such resources of such Party and its Affiliates as are specified in the Semi-Annual R&D Plans to perform its obligations set forth therein, provided, however, that either Party shall have the right to notify the JRDT promptly upon becoming aware of an unanticipated scientific or technical problem which makes it likely to preclude such Party from fulfilling any obligation set forth in a Semi-Annual R&D Plan with the FTEs budgeted to the performance of such obligation (a “Material Unexpected Technical Problem”). As part of such notification, the affected Party shall provide the JRDT with a reasonably detailed description of such Material Unexpected Technical Problem, together with its good faith estimate of the number of additional FTEs and other expenses which will be required to perform such obligation in light of such Material Unexpected Technical Problem. Upon receipt of such notification, the JRDT shall determine whether to modify the Semi-Annual R&D Plan as it applies to such obligation to (i) refocus the remaining unused FTE resources allocated to such obligation to other obligations under the Plan, (ii) increase the funding to be provided by both Parties for such obligation, subject to the agreement of both Parties on the amount of such increased funding, (iii) terminate any further activities relating to such obligation, or (iv) take such other action as may be mutually agreeable to the Parties; provided, however, that, following notification of a Material Unexpected Technical Problem, the affected Party shall not be required to perform activities related to an obligation after such notification unless and until the JRDT acts to provide additional funding. In connection with the performance by each Party of its obligations hereunder, each Party shall maintain (or cause its Affiliates to maintain) and utilize such scientific staff, laboratories, offices and other facilities as are reasonably designed for such purposes. Each party shall use personnel with such skills and experience as are reasonably designed to accomplish efficiently and expeditiously the objectives of the Research as set forth in the Research and Development Plan and each Semi-Annual R&D Plan in good scientific manner and in compliance in all material respects with all applicable laws, rules, regulations, and all other requirements of applicable good laboratory practices; provided, however, that except as otherwise required by law, each Party shall be required to comply only with general good laboratory practices as practiced by like companies in the biotechnology industry in performing similar research and not with the requirements for Good Laboratory Practices prescribed by the FDA.

The Parties shall equally bear all costs and expenses in connection with the Research in the Territory. FTEs dedicated by Targacept to research and development tasks under a Semi-Annual R&D Plan in 2001 shall be credited at the rate of [********], which amount shall be subject to automatic adjustment each year. FTEs dedicated by Dr. Falk to research and development tasks under a Semi-Annual R&D Plan in 2001 shall be credited at the rate of [********], which amount shall be subject to automatic adjustment each year. The FTE reimbursement rate charged by Targacept shall be increased automatically on an annual basis as of January 1 by an amount equal to the percentage increase (if any) in the CPI (as defined below) in effect in December of the immediately preceding year for the relevant year for which the adjustment is to be calculated, over the CPI in effect in December of the prior year. The FTE reimbursement rate charged by Dr. Falk shall be increased automatically on an annual basis as of January 1 by an amount equal to the percentage increase (if any) in the CPI-G (as defined below) in effect in December of the immediately preceding year for the relevant year for which the adjustment is to be calculated, over the CPI-G in effect in December of the prior year. Such adjustments are to be calculated by each Party as soon as the CPI and the CPI-G for December are published and then retroactively applied to all expenditures made by Targacept (in the case of changes to the CPI) and Dr. Falk (in the case of changes to the CPI-G) since the corresponding January 1. For the purpose of this provision, “CPI” means the Consumer Price Index for U.S. City Averages for all Urban Customers, All Items, as compiled and published by the United States Bureau of Labor Statistics (1984 = 100), and the “CPI-G” means the Price Index for Cost of Living for Private Households in Germany, as compiled and published in the monthly report of the German Bundesbank. If the Bureau of Labor Statistics or the German Bundesbank substantially revises the manner in which either the CPI or the CPI-G is determined, an adjustment shall be made in the revised index that will produce results equivalent, as nearly as possible, to those that would be obtained if the CPI or the CPI-G, as the case may be, had not been so revised. If either the CPI or the CPI-G specified in this Section is no longer available, the JRDT shall substitute a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by another United States governmental agency (in the case of the CPI) or by another German governmental agency or financial institution (in the case of the CPI-G).

(b) If the costs and expenses (including allocated FTEs) to be borne by one Party under a Semi-Annual R&D Plan exceed the costs and expenses (including allocated FTEs) to be borne by the other Party under such Semi-Annual R&D Plan, the Parties shall set forth in the Semi-Annual R&D Plan the agreed procedures for reimbursement by the other Party of its share of the excess costs and expenses. Unless otherwise agreed by the Parties in a Semi-Annual R&D Plan, the Party incurring such excess costs and expenses shall be reimbursed by the other Party in advance on a quarterly basis for [********] of such excess costs and expenses. No later than July 31 or February 28, as the case may be, immediately following the end of the six-month period covered by a Semi-Annual R&D Plan, a Party that has been paid in advance under such Plan shall furnish the other Party with a statement detailing the costs and expenses incurred by it, including the number of FTEs actually dedicated to the performance of each Research obligation set forth in such Semi-Annual R&D Plan. However, for any obligation set forth in such Semi-Annual R&D Plan (as it may be amended from time to time pursuant to this Agreement), such statement (A) shall not state a number of FTEs more than [********] of the budgeted FTEs allocated to such obligation even if the number of FTEs actually dedicated to such performance was more than [********] of such budgeted amount; and (B) absent authorization from the JRDT, shall not include or request payment for any FTEs for any work performed on any obligation after the occurrence of a Material Unexpected Technical Problem related to such obligation. Within forty-five (45) days after the receipt of such statement, the Parties shall reconcile the actual authorized expenditures made and costs incurred by each Party under the Semi-Annual R&D Plan and based on such reconciliation, shall reimburse each other as appropriate for any under- or over-payments of amounts previously advanced pursuant to this Section 2.6(b).

(c) Each Party shall keep complete and accurate books and financial records pertaining to its costs and expenses of performing the Research (in accordance with generally accepted accounting principles consistently applied), which books and financial records shall be retained by the Parties until three (3) years after the end of the period to which such books and records pertain. Each Party shall have the right, at its expense, to have certified public accountants, who shall be reasonably acceptable to the other Party, audit the books and financial records of the other Party relating to its costs and expenses during one or more six-month periods; provided, however, that a Party shall not have the right to audit a six-month period more than two (2) years after the end of such period, to conduct more than one such audit in any twelve-month period, or to audit any six-month period more than once.

2.7 Development Responsibilities of the Parties. The Parties shall be jointly responsible for and shall jointly make all decisions through the JRDT regarding development of the Development Compounds in the Territory through preclinical development and all phases of clinical trials, while Targacept shall be solely responsible for development of the Development Compounds through preclinical development and all phases of clinical trials in the Rest of World. The Parties, acting through the JRDT, shall jointly make all decisions regarding, make all applications for and obtain all Regulatory Approvals (including price and reimbursement approvals) in the Territory, while Targacept shall make all decisions regarding, make all applications for and obtain all Regulatory Approvals (including price and reimbursement approvals) in its name in the Rest of World. All Regulatory Approvals in the Territory will be prosecuted and obtained in the name of Dr. Falk with joint participation by Targacept in all decisions regarding the same and the joint right to attend all meetings with regulatory authorities. In the event that the laws or regulations of a country in the Territory do not allow the Licensed Products to be registered solely in the name of Dr. Falk, Dr. Falk shall register the Licensed Products at its discretion (i) jointly in the name of Dr. Falk and any applicable Affiliate or Sublicensee or (ii) solely in the name of any applicable Affiliate or Sublicensee. The Parties shall equally bear all costs and expenses in connection with the development of each Development Compound in the Territory and the obtaining of Regulatory Approvals in the Territory. Targacept shall bear all costs and expenses in connection with the development of each Development Compound and the obtaining of Regulatory Approvals in the Rest of World. The Parties shall fund their obligations under the Research and Development Plan and each Semi-Annual R&D Plan in accordance with the funding requirements and reimbursement mechanisms and procedures set forth therein and in Section 2.6(b).

2.8 Termination of Development of a Development Compound. The Parties may jointly terminate the development of any Development Compound at any time. Dr. Falk may terminate the development of any Development Compound at any time in its sole discretion after completion of Phase II clinical trials for such Development Compound upon prior notice to Targacept. The Parties may at that time jointly designate a former Development Compound as a Back-Up Compound. If the Parties or Dr. Falk terminate the development of any Development Compound and the Parties do not jointly designate such compound as a Back-Up Compound, such compound shall be deemed to be a Terminated Compound. In the event no Development Compounds or Back-Up Compounds remain under development, either Party may terminate this Agreement under Section 11.3.

2.9 Termination of Development of all Development Compounds. If upon expiration of the R&D Term, the Parties shall have failed to obtain Regulatory Approval of at least one Development Compound in at least one Major Country in the Territory, then Targacept may terminate this Agreement under Section 11.3; provided, however, that if an application for Regulatory Approval in a Major Country in the Territory has been made prior to the expiration of the R&D Term and is then pending, then the right to terminate this Agreement shall be tolled until no later than [********], after which Targacept may terminate this Agreement under Section 11.3 unless such Regulatory Approval has been obtained, in which case Targacept shall have no such right.

2.10 Development Information and Reporting. From and after the commencement of the first Phase I trial covering a Development Compound in the Territory, Dr. Falk shall prepare and maintain complete and accurate information regarding the clinical development of Development Compounds in the Territory and shall make such information (including raw data) available to Targacept through the JRDT in the form of reasonably detailed reports in electronic and paper form as specified by the JRDT that summarize the status and results of such development efforts provided to the JRDT at least on a semi-annual basis. Dr. Falk shall also provide Targacept with prompt adverse event reporting regarding clinical development of the Development Compounds in the Territory in the form and at the times as are required by the applicable regulatory authorities (including all requirements of the FDA to which Targacept is subject and of which Dr. Falk is advised in writing by Targacept). From and after the commencement of the first Phase I trial covering a Development Compound in the Rest of World, Targacept shall prepare and maintain complete and accurate information regarding the clinical development of Development Compounds in the Rest of World and shall make such information (including raw data) available to Dr. Falk through the JRDT in the form of reasonably detailed reports in electronic and paper form as specified by the JRDT that summarize the status and results of such development efforts provided to the JRDT at least on a semi-annual basis. All Targacept know-how arising from development of the Development Compounds in the Rest of World shall be covered by the license granted by Targacept to Dr. Falk in Section 5.1 hereof and shall be available for reference and use by Dr. Falk for regulatory, sales and marketing purposes in the Territory. All Dr. Falk Know-How arising from development of the Development Compounds in the Territory shall be considered Joint Know-How, shall be jointly owned by the Parties, and shall be available for reference and use by Targacept for regulatory, sales and marketing purposes in the Rest of World. Each Party also shall respond to reasonable requests by JRDT for additional information regarding the development of Development Compounds in their respective territories. The JRDT may provide comments to either Party regarding development efforts, and such Party shall take appropriate action to respond to such comments.

2.11 Material Transfer. In order to facilitate the performance of research and development activities, either Party may provide to the other Party certain biological materials or chemical compounds including, but not limited to Collaboration Compounds, receptors, reagents and screens (collectively, “Materials”) owned by or licensed to the supplying Party (other than under this Agreement) for use by the other Party in furtherance of such activities, subject to a separate global Material Transfer Agreement if desired by the supplying Party, in a form to be mutually agreed by the Parties. Except as otherwise provided under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of research and development activities under this Agreement in accordance with the Research and Development Plan and any Semi-Annual R&D Plan, shall be maintained solely under the control of the other Party, shall not be used or delivered to or for the benefit of any Third Party (or in the case of Dr. Falk, any Sublicensee) without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects except in strict compliance with the Research and Development Plan or any Semi-Annual R&D Plan. The Materials supplied under this Section 2.11 shall be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known. SUBJECT TO SECTIONS 12.1 AND 12.2 HEREOF, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

2.12 Liability. Except as otherwise set forth in Section 10.1, in connection with the conduct of activities under the Research and Development Plan and each Semi-Annual R&D Plan, each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent acts or omissions of that Party or its Affiliates, and their respective directors, officers, employees and agents.

2.13 Subcontractors. Either Party may subcontract to Affiliates or Third Parties portions of the research and development activities to be performed by it under any

Semi-Annual R&D Plan, subject to the provisions of this Section 2.13 and the consent of the other Party, which consent shall not be unreasonably withheld. Any subcontractor shall enter into a confidentiality agreement with the contracting party, and shall be in compliance in all material respects with all requirements of applicable laws and regulations, together with all applicable good laboratory practices and good manufacturing practices. The contracting Party shall at all times be responsible for the performance of such subcontractor. Upon the reasonable request of the other Party, a Party shall provide a written list of all subcontractors other than Affiliates with whom such Party has subcontracted under this Section 2.13.

2.14 No Warranty of Success. Nothing contained in this Agreement shall be construed as a warranty on the part of either Party that any results will be achieved by such Party, or that any particular Patent Rights or Know-How developed during the R&D Term will be commercially exploitable.

2.15 No Solicitation of Employees. During the R&D Term and for a period of two (2) years thereafter, each Party agrees not to, and agrees to cause its Affiliates not to, without the consent of the other Party, solicit the employment of any person who during the course of employment with such other Party or any of such other Party’s Affiliates was involved with activities related to or conducted in furtherance of the performance of the Research and Development Plan. For purposes of this Section 2.15, “solicit” shall not be deemed to cover general solicitations of employment not specifically targeted at employees of the other Party or any of its Affiliates. This provision shall not preclude either Party from soliciting the employment of any person whose employment with the other Party has terminated or any person who has announced his or her impending resignation or retirement from the other Party.

ARTICLE 3

Commercialization

3.1 Commercialization Responsibilities of the Parties.

(a) General. Subject to the terms of this Section 3.1, the Parties shall be jointly responsible for and shall jointly make all decisions through the JRDT regarding commercialization of each Licensed Product in the Territory. Targacept shall retain the sole right to make all decisions regarding commercialization of each Licensed Product in the Rest of World.

(b) Selection of Manufacturer. The Parties shall jointly select a Third Party to manufacture Licensed Products for sale in the Territory on terms that are acceptable to the Parties; provided, that such Third Party shall manufacture Licensed Products at facilities and using manufacturing practices that have been approved by the FDA unless [********].

(c) Approval of Commercialization Plans. At least [********] prior to the anticipated receipt of the first Regulatory Approval for a Licensed Product in a country in the Territory, Dr. Falk shall submit to the JRDT for its review, input and approval an overall commercialization strategy and plan for commercialization of the Licensed Product in the Territory, which shall, inter alia, take into consideration the global product commercialization strategy for such Licensed Product presented by Targacept to the JRDT to the extent possible under the particular requirements of the individual markets in the Territory. In connection with this submission, Dr. Falk shall respond to reasonable questions from the JRDT members regarding such strategy and, subject to Section 6.6 hereof, shall revise its plans to the extent required until the commercialization plan is finally approved by the JRDT.

(d) Distribution Arrangements. Following approval of a commercialization plan under Section 3.1(c), Dr. Falk shall be solely responsible for identifying and selecting one or more Third Parties as Sublicensees to distribute, market and resell such Licensed Product in each country in the Territory and for negotiating the terms and conditions of such distribution relationships. All proposed contracts, agreements and other arrangements with distributors of Licensed Products other than Affiliates of Dr. Falk shall be in writing and shall be submitted to the JRDT for review at least ten (10) days prior to execution by Dr. Falk. Such contracts, agreements or other arrangements may be executed by Dr. Falk upon the expiration of such 10-day period without further approval of the JRDT or Targacept; provided, however, such distributorship contract, agreement or arrangement shall be subject to the approval of Targacept, which approval shall not be unreasonably withheld or delayed, if such distributorship contract, agreement or arrangement (i) conflicts with any material term of the commercialization plan previously approved by the JRDT for such Licensed Product and Targacept notifies Dr. Falk of that conflict prior to the expiration of such 10-day period; (ii) does not obligate the distributor to use commercially reasonable efforts to commercialize the Licensed Product in the territory covered by the contract, agreement or arrangement; or (iii) in the good faith judgement of Targacept, contains one or more provisions that disadvantage the distribution of Licensed Products versus Dr. Falk’s other products by providing a material economic advantage or incentive to distributors to commercialize Dr. Falk’s other products that is not provided for the distribution of Licensed Products or by imposing a material economic disadvantage or disincentive to commercialization of the Licensed Products that is not imposed on the distribution of Dr. Falk’s other products, and Targacept notifies Dr. Falk of the potential conflict of interest resulting therefrom prior to the expiration of such 10-day period; provided, however, that if Targacept identifies such a conflict of interest, Dr. Falk will be provided a reasonable opportunity to demonstrate that it has sound business reasons based on the particular circumstances affecting the distribution of Dr. Falk’s other products and the Licensed Products to justify bona fide differences in the economic terms of distribution for such products. In lieu of obtaining the approval of Targacept, Dr. Falk may modify the proposed contract, agreement or arrangement to eliminate all applicable matters under clauses (i) – (iii) above and resubmit the modified contract to the JRDT for its review in accordance with the two preceding sentences of this Section.

(e) Commercialization Obligations. Dr. Falk and its Affiliates and Sublicensees shall use commercially reasonable efforts to commercialize each Licensed Product in each country in the Territory while Targacept and its Affiliates and Sublicensees shall use commercially reasonable efforts to commercialize each Licensed Product in the United States and Japan. In each case, such commercially reasonable efforts shall not be less than those used by a Party with respect to the commercialization of its own products of comparable commercial significance, however, Dr. Falk may elect not to commercialize a Licensed Product in any country in the Territory and Targacept may elect to delay commercialization of a Licensed Product in the United States or Japan for sound business or commercial reasons by providing prompt written notice of such election, together with a detailed explanation of the Party’s reasoning, to the JRDT.

3.2 Trademarks. Dr. Falk shall have the sole right and responsibility for developing trademarks for the Licensed Products in the Territory, including product names and distinctive artwork and logos, and seeking registration or other protection of such trademarks in each country in the Territory. The Parties shall jointly share all costs and expenses associated with the development, preparation, registration, maintenance and enforcement of trademarks for the Licensed Products in the Territory and shall jointly own such trademarks. All packaging and printed literature for all Licensed Products offered for sale in the Territory shall display the trademark of Targacept in such size, form and location as is determined by Dr. Falk after consultation with the JRDT, subject to applicable legal requirements. Absent the prior consent of a Party, the other Party shall have no right to use the name or any other trademark of such Party.

3.3 Termination of Commercialization of a Licensed Product. The Parties may terminate the commercialization of any Licensed Product in any country in the Territory at any time if mutually agreed and thereafter Targacept shall be free to develop and commercialize such Licensed Product in such country in the Territory without any obligation to Dr. Falk. If the Parties terminate the commercialization of any Licensed Product in all countries in the Territory (without undertaking the commercialization of another Licensed Product with the same Targacept Compound), such Targacept Compound shall be deemed to be a Terminated Compound and Targacept thereafter shall be free to develop and commercialize such Terminated Compound in the Territory without any obligation to Dr. Falk.

3.4 Termination of Commercialization of all Licensed Products. If Dr. Falk and its Affiliates or Sublicensees fail to use commercially reasonable efforts, consistent with Section 3.1 hereof, to commercialize a particular Licensed Product in any country in the Territory, then subject to compliance with Section 3.5 and if Dr. Falk has not provided the JRDT with sound business or commercial reasons for not commercializing the Licensed Product in such country as provided in Section 3.1, Targacept shall be entitled to terminate the license granted to Dr. Falk pursuant to Section 5.1(b) regarding such Licensed Product in such country without any further obligation to Dr. Falk. In the event that, with respect to a Licensed Product, such license is terminated with respect to all Major Countries, then such Licensed Product shall no longer be deemed to be subject to this Agreement and Targacept shall be free to develop and commercialize such Licensed Product in the Territory without any obligation to Dr. Falk. In the event no Development Compounds or Back-Up Compounds remain under development and no Licensed Products are being commercialized in the Territory, either Party may terminate this Agreement under Section 11.3.

3.5 Breach of Commercialization Diligence Obligations. If at any time either Party determines that the other Party is not meeting the commercialization standards set forth in Section 3.1 (including any dispute by either Party regarding the other Party’s election not to commercialize a Licensed Product in a country for sound business reasons), before taking any action with respect to such determination such Party shall provide the other Party with written notice specifying the basis for such determination and any underlying facts in support thereof and such matter shall be submitted to the JRDT for possible resolution in accordance with the procedures in Section 6.6. If the Parties are unable to resolve the matter after exhausting the procedures in Section 6.6, the Party claimed to be in breach shall have the same cure rights (whether such failure applies to one or more Licensed Products or one or more countries) that it would have for a default under Section 11.2(a). If Targacept is found to have failed to use commercially reasonable efforts to commercialize a Licensed Product in either Japan or the United States, the royalty rates payable to Targacept under Section 7.2 shall be equitably adjusted by the JRDT to reflect Dr. Falk’s loss of anticipated royalty revenue under Section 7.3 as a result of such failure.

3.6 Commercialization Information and Reporting. From and after the First Commercial Sale of a Licensed Product in the Territory, Dr. Falk shall provide to Targacept on a semi-annual basis for the first three years and on an annual basis thereafter with reasonably detailed reports regarding the commercialization of such Licensed Product in each country in the Territory. Dr. Falk also shall respond to reasonable requests by Targacept for additional information regarding the commercialization of Licensed Products in the Territory.

ARTICLE 4

Information Exchange

4.1 Disclosure of Enabling Technology; Maintenance of Records Regarding Research and Inventions.

(a) During the R&D Term, each Party shall disclose to the other the Know-How and Patent Rights of such Party for which letters patent have not yet been issued as the other Party reasonably needs to perform its obligations and assigned tasks under the Research and Development Plan; provided, however, that in no event shall Targacept be required to disclose the Pentad Technology and provided, further, that all such disclosed Know-How and Patent Rights shall be considered Confidential Information.

(b) All work conducted by each Party in the course of performing research and development hereunder shall be thoroughly and accurately recorded, in detail and in good scientific manner and, to the extent reasonably practicable, in separate laboratory notebooks distinct from other work being conducted by such Party. On reasonable notice, and at reasonable intervals, each Party shall have the right to inspect and copy all such records maintained by the other Party reflecting Research Technology or work done under the Research and Development Plan, to the extent reasonably required to carry out its obligations and to exercise its rights hereunder. All such records shall constitute Confidential Information under Section 1.6(b) and shall be deemed the property of the Party creating such records.

(c) In order to protect the Parties’ patent rights in all countries in any inventions conceived or reduced to practice during or as a result of the Research, each Party agrees to establish and support a policy which requires its employees to record and maintain all data and information developed in performing the Research in such a manner as to enable the parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice. At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks which are dated and corroborated by non-inventors on a regular, contemporaneous basis.

4.2 Information and Reports. Each Party shall disclose to the other Party from time to time during the R&D Term any Know-How or Research Technology learned, acquired, discovered, invented or made by such Party, to the extent reasonably required by the other Party to carry out its obligations and to exercise its rights hereunder; provided, however, that in no event shall Targacept be required to disclose the Pentad Technology. Such Know-How and Research Technology will be promptly disclosed to the other Party, with meaningful discoveries or advances being communicated as promptly as practicable after such information is obtained or its significance is appreciated. Each Party will provide the other with copies of the raw data generated in the course of performance of work under this Agreement, if reasonably necessary to the other Party’s work under this Agreement.

ARTICLE 5

Licenses

5.1 Licenses to Dr. Falk.

(a) Research and Development License. Subject to the other provisions of this Agreement, Targacept hereby grants to Dr. Falk and its Affiliates during the R&D Term a co-exclusive (with Targacept) paid-up right and license in the Territory under the Targacept Patents and the Targacept Know-How and Research Technology and under Targacept’s rights in the Joint Patents, Joint Research Technology and Joint Know-How, solely to conduct the Research, to characterize, optimize, research and develop the Development Compounds into Licensed Products in the Field and to make, have made and use Collaboration Compounds in the Field solely for research and development purposes in accordance with the Research and Development Plan and each Semi-Annual R&D Plan. “Co-exclusive” shall mean that Dr. Falk shall have no right to exercise its license rights under this Section 5.1(a) except jointly with Targacept under the terms of this Agreement.

(b) Commercialization License. Subject to the other provisions of this Agreement (including Section 5.1(a) hereof), effective upon the selection of the first Development Compound for development under this Agreement, Targacept hereby grants to Dr. Falk and its Affiliates (i) a co-exclusive (with Targacept), royalty-bearing right and license in the Territory under the Targacept Patents and the Targacept Know-How and Research Technology, and under Targacept’s rights in the Joint Know-How, Joint Research Technology and Joint Patents, to make, have made, import and use Licensed Products for use in the Field; and (ii) an exclusive (including with regard to Targacept) royalty-bearing right and license in the Territory under the Targacept Patents and the Targacept Know-How and Research Technology, and under Targacept’s rights in the Joint Know-How, Joint Research Technology and Joint Patents, to sell and offer for sale Licensed Products for use in the Field. “Co-exclusive” shall mean that Dr. Falk shall have no right to exercise its license rights under Section 5.1(b)(i) except jointly with Targacept under the terms of this Agreement. For the avoidance of doubt, it is understood that Dr. Falk’s and its Affiliates’ exclusive right to sell Licensed Products in the Territory shall include the right to sell such Licensed Products through Sublicensees that have been selected by Dr. Falk in accordance with the procedures in Section 3.1(d) hereof.

5.2 License to Targacept. Subject to the other provisions of this Agreement:

(a) Dr. Falk hereby grants to Targacept an exclusive (except with regard to Dr. Falk), world-wide, paid-up right and license under the Dr. Falk Patents and the Dr. Falk Know-How and Dr. Falk’s rights in the Joint Patents, Joint Know-How and Joint Research

Technology, to conduct the Research. For the avoidance of doubt, nothing in this Section 5.2(a) is intended to restrict Dr. Falk’s right to use the Dr. Falk Patents and the Dr. Falk Know-How for research and development activities outside the field of nicotinics.

(b) Dr. Falk hereby grants to Targacept the exclusive right to use and to disclose to Third Parties all regulatory and clinical documentation and data developed by or on behalf of Dr. Falk in the Territory in connection with this Agreement and required to be disclosed to Targacept under this Agreement, as reasonably necessary or desirable in connection with the development and commercialization of pharmaceutical products in the Field in the Rest of World or outside the Field throughout the world. The foregoing right of Targacept includes the right to reference all such regulatory and clinical documentation and data as reasonably necessary or desirable in connection with the development and commercialization of pharmaceutical products in the Field in the Rest of World or outside the Field throughout the world.

(c) At the request of Targacept, Dr. Falk agrees to negotiate in good faith with Targacept concerning the terms of a license under the Dr. Falk Patents and the Dr. Falk Know-How covering the composition of matter or the use of the Terminated Compounds, to permit Targacept to research, develop, make, have made, import, use, sell and offer for sale the Terminated Compounds outside the Field throughout the world.

(d) Dr. Falk hereby grants to Targacept an exclusive (including with regard to Dr. Falk) royalty-bearing right and license in the Rest of World under the Dr. Falk Patents and the Dr. Falk Know-How and under Dr. Falk’s rights in the Joint Patents, Joint Know-How and Joint Research Technology, to research and develop, and to make, have made, import, use, sell and offer for sale pharmaceutical products (including Licensed Products) in the Field.

5.3 Right to Sublicense. Each Party shall have the right to grant to Third Parties sublicenses under the licenses granted hereunder (except pursuant to Section 5.1(a) and Section 5.2(a); provided, however, that the grant of any sublicense by Dr. Falk shall be subject to compliance with the procedures set forth in Section 3.1(d). Notwithstanding the foregoing, the grant of any such sublicenses shall not relieve the sublicensing Party of any of its obligations under this Agreement.

5.4 Negative Covenants and License Limitations.

(a) Mutual Covenants. Each Party covenants to the other Party that it shall not practice, exercise or use any intellectual property rights licensed to it by the other Party under this Agreement, except as permitted expressly by the terms hereof; provided, however, that this Section 5.4(a) shall preclude a Party from practicing, exercising or using any intellectual property rights of the other Party only to the extent such practice, exercise or use would violate the intellectual property rights of the other Party.

(b) Additional Negative Covenant of Targacept. Targacept further covenants to Dr. Falk that Targacept and its Affiliates shall not research, develop, commercialize, or license any Third Party to research, develop or commercialize, any Nicotinic Compound in the Field in the Territory or any Licensed Product in the Territory except pursuant to this Agreement.

(c) Additional Negative Covenants of Dr. Falk. Dr. Falk further covenants to Targacept that during the term of this Agreement, Dr. Falk and its Affiliates shall not, other than pursuant to this Agreement or with the prior written consent of Targacept, (A) conduct any activity, either on their own, or with, for the benefit of, or sponsored by any Third Party, that has as its goal or intent discovering, identifying, researching, developing or commercializing any Nicotinic Compounds; or (B) grant any license or other rights to any Third Party to utilize any intellectual property Controlled by Dr. Falk or its Affiliates (including without limitation any Dr. Falk Patents, Dr. Falk Know-How, Joint Patents or Joint Research Technology) for the express purpose of discovering, identifying, researching, developing or commercializing any such Nicotinic Compounds for use within or outside of the Field.

5.5 Understanding Regarding Exclusivity and Negative Covenants. The Parties agree that, given the high costs and significant risks involved in discovering and developing pharmaceutical products, and given that the Parties will be exchanging Confidential Information in order to perform the Research and to conduct the development and commercialization efforts, the exclusive relationship between them regarding the research, development and commercialization of Licensed Products in the Field, which is reflected herein, is a fair and efficient means to reach a satisfactory conclusion from their cooperative efforts.

ARTICLE 6

Management of Research, Development and Commercialization

6.1 Creation and Structure of the JRDT. As of the Effective Date, the Parties shall create a Joint Research and Development Team of [********] to facilitate the research and development of Licensed Products in the Territory and to manage and monitor the activities conducted by the Parties pursuant to the Research and Development Plan. The JRDT shall consist of an equal number of representatives appointed by each Party, who shall include senior decision-makers of such Party.

6.2 Responsibilities of the JRDT. The JRDT shall be the primary vehicle for interaction between the Parties with respect to the collaborative research, development and commercialization of Licensed Products in the Territory. Without limiting the foregoing, the JRDT shall: (a) formulate and review Research objectives; (b) decide upon the allocation of preclinical and clinical development activities between the Parties; (c) manage, review and monitor progress in implementing the Research and Development Plan; (d) prepare and recommend changes to the Research and Development Plan and submit such changes to the Parties for their approval; (e) prepare and approve Semi-Annual R&D Plans and modifications thereof; (f) approve the mechanism and criteria for the designation of Collaboration Compounds as Terminated Compounds and the designation of Development Compounds and Back-Up Compounds; (g) approve all preclinical development, clinical development and commercialization plans for Licensed Products in the Territory; (h) establish, monitor, review and change all development timelines to be adhered to by the Parties for all preclinical and clinical development and Regulatory Approval activities; (i) approve all contracts, agreements, commitments and undertakings with Third Parties regarding research and development activities in the Territory; (j) coordinate the preparation, filing and prosecution of all applications for Regulatory Approvals in the Territory, including all communications with regulatory authorities;

and (k) make all other decisions within the co-exclusive license rights of the Parties under Section 5.1 hereof.

6.3 Composition of the JRDT. Within fifteen (15) days after the Effective Date, the Parties shall notify each other in writing of the names of their initial representatives on the JRDT. Each Party may replace its JRDT representatives at any time upon written notice to the other. A Party’s representative on the JRDT shall be authorized to act on behalf of such Party until written notice of the removal of such representative is received by the other Party. A Party’s representative on the JRDT may resign at any time upon written notice to the Parties. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Upon the resignation of a Party’s representative, that Party shall appoint a replacement representative. A Team Leader for the JRDT shall be selected by Targacept from among the members of the JRDT, who shall coordinate all activities of the JRDT.

6.4 Duration of the JRDT. The JRDT shall exist until the termination of this Agreement.

6.5 Meetings of the JRDT. During its existence, the JRDT shall meet on scheduled dates four (4) times per year, at least two (2) of which shall be in person (or such other number of times as the Parties may agree) and upon ten (10) days advance written notice from either Party to the other Party. Meetings shall alternate between the offices of Targacept and Dr. Falk. A quorum of the JRDT shall exist whenever there is present at a meeting members appointed by each Party. An JRDT member of the Party hosting the meeting shall serve as Secretary of that meeting. The Secretary of the meeting shall prepare and distribute to all members of the JRDT minutes of the meeting in electronic and printed format sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Such minutes shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the JRDT. Minutes of any meeting shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes of each meeting shall be distributed to the members of the JRDT by the Team Leader. Each Party shall disclose to the other proposed agenda items in advance of each meeting of the JRDT. The JRDT may also meet, convene, or be polled or consulted, from time to time by means of telecommunications, video conferencing, e-mail or written correspondence, as deemed necessary or appropriate. Telephonic meetings (including video conferencing) may be called by either Party on two (2) business days notice. Members of the JRDT may be represented at any meeting by a designee appointed by such member for such meeting. The JRDT may invite other representatives of the Parties with special skills to attend meetings where appropriate. The JRDT shall adopt such other rules as shall be necessary or convenient for its work.

6.6 Decisions of the JRDT. All decisions of the JRDT shall be made by the unanimous vote of all JRDT members participating in the meeting. In the event that the members of the JRDT cannot agree with respect to a particular issue, such issue shall be referred to the President of Targacept and the President of Dr. Falk, who shall meet as soon as possible, but not later than thirty (30) days, in a good faith effort to resolve the dispute. In the event such officers cannot agree on a resolution of the dispute within thirty (30) days: (a) if the dispute relates solely and directly to matters of discovery and screening of Nicotinic Compounds, Targacept’s decision shall control; (b) if the dispute relates solely and directly to the approval of a commercialization plan for a Licensed Product in the Territory under Section 3.1(c), Dr. Falk’s decision shall control; and (c) if the dispute relates to any other matter or issue within the authority of the JRDT, neither Party’s decision shall control, but either Party may submit the dispute to arbitration for resolution under Section 14.10.

6.7 Subcommittees and Working Groups of the JRDT. From time to time, the JRDT may establish one or more subcommittees or working groups to oversee particular projects or activities, and such subcommittees or working groups will be constituted as the JRDT agrees.

6.8 Creation and Structure of the EMC. As of the Effective Date, the Parties shall create an Executive Management Committee of [********]. The EMC shall consist of an equal number of representatives nominated by each Party, including senior management members authorized to act on behalf of each Party.

6.9 Responsibilities of the EMC. The EMC shall serve as the primary vehicle for interaction between the Parties with respect to managing the overall collaborative effort of the Parties regarding research, development and commercialization of Licensed Products throughout the world. Without limiting the generality of the foregoing, the EMC shall be responsible for: (a) reviewing all Semi-Annual R&D Plans, and any updates thereto; and (b) monitoring the overall progress of the Parties’ research, development and commercialization efforts.

6.10 Composition of the EMC. Within fifteen (15) days of the Effective Date, the Parties shall notify each other in writing of the names of their initial representatives on the EMC. Each Party may replace its EMC representatives at any time upon written notice to the other. A Party’s representative on the EMC is authorized to act on behalf of such Party until written notice of the removal of such representative is received by the other Party. A Party’s representative on the EMC may resign at any time upon written notice to the Parties. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Upon the resignation of a Party’s representative, that Party shall appoint a replacement representative. The Parties shall select a chairperson for the EMC from among the members of the EMC, who shall serve for a term of one year. The right to select the chairperson shall rotate between the Parties. Targacept shall select the first chairperson.

6.11 Duration of the EMC. The EMC shall remain in existence until the termination of this Agreement.

6.12 Meetings of the EMC. During its existence, the EMC shall meet in person on scheduled dates two (2) times per year (or such lesser number of times as the Parties may agree) and upon ten (10) days advance written notice from either Party to the other Party. Meetings shall alternate between the offices of Targacept and Dr. Falk. A quorum of the EMC shall exist whenever there is present at a meeting members appointed by each Party. An EMC member of the Party hosting the meeting shall serve as Secretary of that meeting. The Secretary of the meeting shall prepare and distribute to all members of the EMC minutes of the meeting in electronic and printed format sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Such minutes shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the EMC. Minutes of any meeting shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes of each meeting shall be distributed to the members of the EMC by the Chairperson. Each Party shall disclose to the other proposed agenda items in advance of each meeting of the EMC. The EMC may also meet, convene, or be polled or consulted, from time to time by means of telecommunications, video conferencing, e-mail or written correspondence, as deemed necessary or appropriate. Telephonic meetings (including video conferencing) may be called by either Party on two (2) business days notice. Members of the EMC may be represented at any meeting by a designee appointed by such member for such meeting. The EMC may invite other representatives of the parties with special skills to attend meetings where appropriate. The EMC shall adopt such other rules as shall be necessary or convenient for its work.

6.13 Decisions of the EMC. All decisions of the EMC shall be made by the unanimous vote of all EMC members participating in the meeting. In the event that the members of the EMC cannot agree with respect to a particular issue, such issue shall be referred to the President of Targacept and the President of Dr. Falk, who shall meet as soon as possible, but not later than thirty (30) days, in a good faith effort to resolve the dispute. In the event that such officers cannot agree on a resolution of the dispute within thirty (30) days, neither Party’s decision shall control, but either Party may submit the dispute to arbitration for resolution under Section 14.10.

6.14 Subcommittees of the EMC. From time to time, the EMC may establish one or more subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the EMC agrees.

6.15 Expenses. Each Party shall be responsible for all travel and related costs for its representatives to attend meetings of, and otherwise participate on, the JRDT and the EMC.

ARTICLE 7

Payments to Targacept and Dr. Falk

7.1 License Fees. In consideration of the rights granted hereunder, Dr. Falk shall pay Targacept a non-refundable, non-creditable license fee of One Million U.S. Dollars ($1,000,000) on the Effective Date of this Agreement.

7.2 Royalty and Sublicense Payments to Targacept. Subject to the terms and conditions of this Agreement, Dr. Falk shall pay to Targacept royalties in an amount equal to [********] of the Net Profit derived by Dr. Falk and its Affiliates from the sale of Licensed Products in any country in the Territory until the expiration of the Full Royalty Term. In addition to the royalty payments described above, Dr. Falk shall pay to Targacept [********] of all license fees paid in a fixed sum and not properly characterized as royalties, milestone payments, trademark fees, registration fees and other monies which are not royalties (regardless of how the same are characterized) received by Dr. Falk and its Affiliates from any Sublicensee with respect to the sale or offer for sale of any Licensed Product in the Territory until the expiration of the Full Royalty Term other than (i) bona fide payments from Sublicensees at customary rates for periodic safety update reports and marketing support for services rendered by Dr. Falk after the First Commercial Sale of a Licensed Product; and (ii) bona fide payments from Sublicensees for the use of Dr. Falk’s name and other trademarks solely owned by Dr. Falk, which shall in no event exceed during the Full Royalty Term [********]. The Parties agree that the above royalty rates reflect an efficient and reasonable blended allocation of the values of the Know-How and Patent Rights licensed by Targacept in the Territory hereunder.

7.3 Royalty Payments to Dr. Falk. Subject to the terms and conditions of this Agreement, Targacept shall pay to Dr. Falk royalties in an amount equal to [********] of the Net Sales of any Licensed Product during the Full Royalty Term in the United States and Japan and [********] of the Net Sales of such Licensed Product during the Partial Royalty Term in the United States and Japan. The Parties agree that the above royalty rates reflect an efficient and reasonable blended allocation of the values of the Know-How and Patent Rights licensed by Dr. Falk hereunder.

7.4 Term of Royalty Obligations. The “Full Royalty Term” for a particular Licensed Product in a particular country shall commence with the First Commercial Sale of such Licensed Product in such country and shall terminate upon the earlier of (a) the later of the expiration of the last-to-expire of (i) issued Targacept Patent Rights covering the composition of the Development Compound constituting or included in the Licensed Product or any method of preparation or use thereof in such country, (ii) issued Dr. Falk Patent Rights covering the composition of the Development Compound constituting or included in the Licensed Product or any method of preparation or use thereof in such country, (iii) issued Dr. Falk Patent Rights covering inventions during the R&D Term or (iv) Joint Patent Rights covering inventions during the R&D Term, in each case for which at least one Valid Claim exists covering the manufacture, importation, sale or offering for sale of such Licensed Product or its use in the Field, in such country, or (b) the twelfth anniversary of the First Commercial Sale of such Licensed Product in such country. The “Partial Royalty Term” (if any) for a particular Licensed Product in a particular country shall commence immediately after the Full Royalty Term of such Licensed Product in such country and shall terminate upon the twelfth anniversary of the First Commercial Sale of such Licensed Product in such country.

7.5 Timing of Payment of Royalties. Running royalties shall be payable by the Parties to each other under Sections 7.2 and 7.3 on a quarterly basis, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales, Cost of Goods Sold and Net Profit (as applicable) during each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product is made.

7.6 Obligation to Pay Royalties. Each Party’s obligation to pay royalties to the other Party under this Article 7 is imposed only once with respect to the same unit of Licensed Product regardless of the number of Patent Rights pertaining thereto.

7.7 Statement of Royalties. Each quarterly royalty payment to either Party hereunder shall be accompanied by a statement showing the amounts of gross sales, Net Sales, Costs of Good Sold, Net Profit (as applicable) and the number of units of each Licensed Product sold by the Party on a country-by-country basis during such quarter and the amount of royalties due on such Net Sales or Net Profit (as applicable).

7.8 Compulsory Licenses. If a court or a governmental agency in a particular country requires a Party (or its Affiliate) to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Licensed Product in such country, and such compulsory license contains a royalty rate lower than the rates provided in Section 7.2 or 7.3 (as applicable) with respect to the sale of such Licensed Product, then the royalty rate to be paid by a Party based upon Net Sales or Net Profit from sales (as applicable) of the Licensed Product in such country shall automatically be reduced to the royalty rate under such compulsory license, during the time period when such compulsory license is in effect and being exercised.

7.9 Third Party Licenses. If any Third Party holds a Patent Right (a “Blocking Patent”) that claims a Collaboration Compound or its manufacture or use in the Field in the United States or Japan or in a country in the Territory where a Licensed Product including such Collaboration Compound is being manufactured, used or sold, and if it should prove in Dr. Falk’s (in the case of the Territory) or Targacept’s (in the case of the United States or Japan) bona fide, good faith judgment impractical or impossible for it or its Affiliates or Sublicensees to commence or continue the manufacture, use or sale of such Licensed Product in such country without obtaining a license under such Blocking Patent (a “Third Party License”) and if the other Party does not deliver to the licensee Party an opinion without material qualifications from nationally recognized patent counsel in such country to the effect that such manufacture, use or sale does not and will not infringe such Blocking Patent:

(a) if the Blocking Patent is held in the Territory, then Targacept shall have the right, for a period of [********], to use commercially reasonable, good faith efforts to negotiate and obtain a Third Party License on commercially reasonable terms acceptable to the Parties and thereafter Dr. Falk shall have the right to use commercially reasonable, good faith efforts to negotiate and obtain such Third Party License on commercially reasonable terms acceptable to the Parties, in either case with (i) the cost of obtaining such license (including any up-front license fees or other up-front payments) to be borne equally by the Parties, and (ii) royalties or other amounts payable in the future and Dr. Falk’s share of the costs of obtaining such license, amortized over the term of the Third Party License, to be added to the Cost of Goods Sold for purposes of calculating Net Profit from the sale of Licensed Products payable pursuant to Section 7.2;

(b) if the Blocking Patent is held by any Third Party in the United States or Japan, Targacept shall have the right to use commercially reasonable, good faith efforts to negotiate and obtain a Third Party License on commercially reasonable terms, with the cost of obtaining such license (including any up-front license fees or other up-front payments) to be borne solely by Targacept, and any royalties or other amounts payable in the future to be allocated between the Parties so that the ratio of Targacept’s portion to Dr. Falk’s portion is equal to the ratio of Targacept’s historic (or, if sales of such Licensed Product have not commenced, based on Targacept’s good faith projection of) net profits on Net Sales of the Licensed Products in the United States or Japan (as the case may be) to Dr. Falk’s royalties from the sale of Licensed Products in such country during the Full Royalty Term (or [********] of such royalties during the Partial Royalty Term), with Dr. Falk’s share of such costs to be set off against any payments owed to Dr. Falk by Targacept pursuant to Section 7.3; provided, however, that in no event shall the aggregate amount set off in any calendar quarter against royalties payable under Section 7.3 in such calendar quarter exceed [********] thereof;

(c) if such Third Party License for a Blocking Patent in any country in the Territory cannot be obtained on terms reasonably acceptable to Dr. Falk, Dr. Falk may terminate its license rights hereunder with respect to such Licensed Product in such country upon sixty (60) days written notice to Targacept, whereupon Dr. Falk, its Affiliates and Sublicensees shall have no further license rights in such country regarding such Licensed Product and Targacept shall have no further obligations to Dr. Falk regarding commercialization of such Licensed Product in such country; and

(d) the provisions of this Section 7.9 do not apply to Blocking Patents, the existence of which constitute a breach by Targacept of its representations and warranties under Section 12.2 (a) or (b).

7.10 Mode of Payment. All payments to either Party hereunder shall be made by deposit of United States Dollars in the requisite amount to such bank account as such Party may from time to time designate by notice to the other Party. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on the receiving Party), fees or charges, to the extent applicable. With respect to sales outside the United States, payments shall be calculated based on currency exchange rates for the last calendar quarter for which remittance is made for royalties. For each quarter and each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates during the calendar quarter obtained from the Reuters Daily Rate Report or, if such exchange rates are not available on any day, The Wall Street Journal, Eastern U.S. Edition, or, if such exchange rates are not available on any day, as otherwise agreed by the Parties.

7.11 Records Retention. For seven (7) years after each sale of each Licensed Product, and for such longer period as may be required by law, each Party shall keep (and shall ensure that its Affiliates and Sublicensees shall keep) complete and accurate books and records pertaining to the sale of all Licensed Products in sufficient detail to confirm the accuracy of calculations of payments due to the other Party hereunder.

7.12 Audits.

(a) Upon the written request of either Party and not more than once in each calendar year, the other Party shall permit an independent certified public accounting firm of nationally recognized standing appointed by the requesting Party, at the requesting Party’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of the other Party as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any calendar year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Targacept and Dr. Falk whether the royalty reports are correct or incorrect, the basis for its finding and the specific details concerning any discrepancies.

(b) If such accounting firm correctly concludes that additional royalties were owed during such period, the Party shall pay the additional royalties, with interest from the date originally due at the prime rate, as published in The Wall Street Journal (Eastern U.S. Edition) on the last business day preceding such date, within thirty (30) days after the date the Party receives such accounting firm’s written report so correctly concluding. If the amount of the underpayment is greater than [********] of the total amount owed, then the Party shall in addition reimburse the requesting Party for all costs related to such audit.

(c) Each Party shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to such Party, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by the other Party’s independent accountant to the same extent required by this Agreement.

(d) Each Party shall treat all information subject to review under this Section 7.12 in accordance with the confidentiality provisions of Article 9 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement; provided, however, that in no event shall such confidentiality agreement prevent the accounting firm from disclosing to its client the information contemplated by Section 7.12(a).

7.13 Taxes. The Party receiving royalties and other payments under this Agreement shall pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying Party, it shall (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within sixty (60) days following such payment.

ARTICLE 8

Inventions and Patents

8.1 Title to Inventions and Documentation.

(a) Joint Ownership. Except as otherwise expressly provided in Article 5 and this Section 8.1, the Parties shall jointly own all right, title to and interest in (i) all Joint Research Technology and (ii) all the regulatory and clinical documentation and data for the Territory produced under the Research and Development Plan. Notwithstanding the foregoing, it is the intention of the Parties that neither Party shall gain any advantage as to ownership of inventions as a result of being the first Party to review data provided to either Party on a contract or subcontract basis by a Third Party (other than a Sublicensee) pursuant to the Research and Development Plan. Accordingly, the Parties shall jointly own all inventions conceived solely as a result of the review of screening or development data supplied by Third Parties (other than Sublicensees) pursuant to the Research and Development Plan.

(b) Sole Ownership. Except as otherwise expressly provided in Section 2.10, Article 5 and this Section 8.1, Targacept shall own all right, title to and interest in all Research Technology made solely by Targacept and its agents and Dr. Falk shall own all right, title to and interest in all Research Technology made solely by Dr. Falk and its agents.

(c) Dispute as to Ownership. In the event that there is a dispute between the Parties as to ownership of any Research Technology or documentation, the EMC shall establish a procedure to resolve such dispute, which may include engaging a Third Party patent attorney jointly selected by the Parties, who is completely unaffiliated and independent of the Parties, as an expert to resolve such dispute. If the EMC is unable to establish a procedure to resolve such disputes, either Party may seek to resolve such dispute in accordance with Section 14.10 hereof.

8.2 Patent Prosecution. The Parties expect that patent applications will be filed as required to secure suitable Patent Rights covering Collaboration Compounds and inventions that are within the Research Technology or are otherwise applicable to the Field. The Parties agree as follows with respect to the filing and prosecution of such applications:

(a) Targacept Patents. Subject to the provisions of this Section 8.2: Targacept shall be responsible for obtaining, prosecuting and maintaining in the United States, Japan and each country in the Territory the Targacept Patents, including Patent Rights covering Research Technology solely owned by Targacept. Targacept shall have the sole and exclusive right (but not the obligation), to obtain, prosecute and maintain Targacept Patents in other countries in the Rest of World as it determines. In this regard, Targacept shall file, prosecute and maintain patent applications in the United States to secure Patents Rights for the Targacept Compounds and any Research Technology solely owned by Targacept and other inventions claimed in the Targacept Patents. Within one year of filing any such United States patent application, Targacept shall file a counterpart International Application under the PCT designating Japan and all member countries included in the Territory and any additional counterpart national patent applications in non-PCT member countries included in the Territory as the Parties shall mutually agree upon (subject to the provisions of Subsection 8.3(e)). Targacept shall bear all costs for filing, prosecuting and maintaining Targacept Patents.

(b) Dr. Falk Patents. Dr. Falk shall be responsible for obtaining, prosecuting and maintaining in each country in the Territory the Dr. Falk Patents, including Patent Rights covering Research Technology solely owned by Dr. Falk. Subject to Section 8.3(e), Dr. Falk shall have the sole and exclusive right (but not the obligation) to obtain, prosecute and maintain Dr. Falk Patents in other countries in the Rest of World as it determines. In this regard, Dr. Falk shall file, prosecute and maintain patent applications in Germany to secure Patent Rights for any Research Technology solely owned by Dr. Falk and other inventions claimed in the Dr. Falk Patents. Within one year of filing any such patent application, Dr. Falk shall file a counterpart International Application under the PCT designating all member countries included in the Territory and any additional counterpart national patent applications in non-PCT member countries included in the Territory as the Parties shall mutually agree upon (subject to the provisions of Subsection 8.3(e)). Dr. Falk shall bear all costs for filing, prosecuting and maintaining Dr. Falk Patents throughout the world.

(c) Joint Patents. Targacept shall be initially responsible for obtaining, prosecuting and maintaining in each country in the Territory Patent Rights in the name of Targacept and Dr. Falk covering Joint Research Technology. Targacept shall have the sole and exclusive right (but not the obligation) to obtain, prosecute and maintain at its sole expense Joint Patents in other countries in the Rest of World as it determines. Dr. Falk and Targacept shall share equally the costs for filing, prosecuting and maintaining such Joint Patents in each country in the Territory. Notwithstanding the above, either Party may decline to pay its share of the costs for filing, prosecuting and maintaining any Joint Patent(s) in a particular country(ies), in which case the declining Party shall assign to the other Party all its right, title and interest to any such Joint Patent(s) in the relevant country and upon such assignment such Joint Patent(s) shall become a Dr. Falk Patent(s) or a Targacept Patent(s), as the case may be.

(d) Cooperation. Each Party shall regularly provide the other Party with copies of all patent applications filed hereunder and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the other Party. In addition, such filing Party shall provide the other Party and its patent counsel with an opportunity to consult with the Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of the other Party and its patent counsel shall be taken into reasonable consideration by such Party and its legal counsel in connection with such filing. Each Party shall also provide the other Party with copies of any patentability search reports made by patent counsel with respect to inventions in the Research Technology, including patents located, a copy of each patent application, and each patent that issues thereon.

(e) Election not to Prosecute. If a Party elects not to pursue the initial filing of a potential Targacept Patent, Dr. Falk Patent or Joint Patent, as the case may be, that it is obligated to pursue or to support the PCT International filing or the continued prosecution or maintenance of any Targacept Patent, Dr. Falk Patent or Joint Patent, as the case may be, in a particular country for which it has the initial obligation to file pursuant to Section 8.2(a), (b) or (c) or, in the case of Dr. Falk under Section 8.2(b), the right to file (such Party being referred to herein as the “Non-Filing Party”), then it shall notify the other Party promptly in writing and in good time to enable the other Party to meet any applicable deadlines. With respect to Targacept Patents, Dr. Falk Patents or Joint Patents scheduled for international filing with respect to such country, the Non-Filing Party shall notify the other Party in writing at least ninety (90) days before the date required for the convention year filing of such Targacept Patent, Dr. Falk Patent or Joint Patent application or within a reasonable time frame for any other deadline date by which an action must be taken to establish or preserve a Targacept Patent, Dr. Falk Patent or Joint Patent right in such country. The other Party shall then have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such Targacept Patent, Dr. Falk Patent or Joint Patent, at its expense in such country. If the other Party does so elect to pursue such filing or continue such support, then it shall notify the Non-Filing Party of such election, and the Non-Filing Party shall (i) reasonably cooperate with the other Party in this regard, and (ii) promptly release or assign, as the case may be, to the other Party, without consideration, all right, title and interest in such Targacept Patent, Dr. Falk Patent or Joint Patent in such country. For the avoidance of doubt, in the event that the other Party supports a patent application that the Non-Filing Party is obligated to pursue but declines to support, then such patent applications and patents that may result therefrom shall be considered a Targacept Patent (in the case Dr. Falk is the Non-Filing Party) or an Dr. Falk Patent (in the case Targacept is the Non-Filing Party), as applicable, for purposes of this Agreement. Nothing in this Section 8.3(e) is intended to cause Targacept to be a Non-Filing Party with respect to any Targacept Patent or Joint Patent in any country other than the United States, Japan or those countries included in the Territory.

8.3 Enforcement of Patents.

(a) If either Party considers that any Targacept Patent, Dr. Falk Patent or Joint Patent claiming a Collaboration Compound or Licensed Product, or the manufacture or use thereof, is being infringed by a Third Party’s activities in the Field, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. Dr. Falk shall have the first opportunity at its own expense to attempt to remove such infringement in the Territory by commercially appropriate steps, including filing an infringement suit or taking other similar action. Targacept shall have the exclusive right, but not the obligation, to remove or pursue infringers in the Rest of World at its sole cost and expense. In the event that Dr. Falk fails to take commercially appropriate steps with respect to an infringement in the Territory that is likely to have a material adverse effect on the sale of Licensed Products within three (3) months following notice of such infringement, Targacept shall have the right to do so at its expense; provided that if Dr. Falk has commenced negotiations with an alleged infringer of the patent for discontinuance of such infringement within such three-month period, Dr. Falk shall have an additional six (6) months to conclude its negotiations before the other Party may bring suit for such infringement. If required by law for the prosecuting Party to prosecute any suit referred to in this Section 8.3, the other Party shall join such suit as a party, at the prosecuting Party’s expense.

(b) The Party not enforcing the applicable Patent Rights shall provide commercially reasonable assistance to the other Party, including joining in infringement suits, providing access to relevant documents and other evidence, making employees available and seeking to obtain necessary Third Party consents, subject to the enforcing Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing Party.

(c) Any amounts recovered by either Party pursuant to Section 8.3(a) with respect to infringement in the Territory, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse Dr. Falk and Targacept for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and (ii) the portion of the award representing lost profits on sales in the Territory shall be [********]; (iii) the portion of the award representing lost profits on sales in the United States and Japan shall be [********]; and (iv) the portion of the award representing lost profits on sales in any other country in the Rest of World shall be [********], provided, however, that if the infringement activity on which such recovery is based included actions outside the Field, then the Parties shall reasonably agree on an appropriate allocation of such recovery between activities in the Field and activities outside the Field (which will not bear a royalty and which will be retained by the Party owning the relevant Patent Rights).

(d) Except for Third Party infringement activities within the Field covered by the provisions of Section 8.3(a), each Party shall retain the sole and exclusive right to enforce its Patent Rights against all infringers at its sole cost and expense.

8.4 Third Party Patent Rights. If any warning letter or other notice of infringement is received by a Party, or action, suit or proceeding is brought against a Party, alleging infringement of a Patent Right of any Third Party in the manufacture, use or sale of a Licensed Product or in conducting the Research, the Parties shall promptly discuss and decide the best way to respond.

ARTICLE 9

Confidentiality

9.1 Confidentiality Obligations. Each Party agrees that, for the term of this Agreement and for five (5) years thereafter, such Party shall keep, and shall ensure that its officers, directors, employees and agents keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except as expressly permitted hereunder any Confidential Information furnished to it by the other Party pursuant to this Agreement (including, without limitation, Know-How of the disclosing Party) or any Joint Know-How. The foregoing obligations shall not apply to any information to the extent that it can be established by such receiving Party that such information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

Each Party shall have, shall obtain or shall have assigned to it written agreements from each of its employees, agents, and consultants who perform substantial work on the research or development of Licensed Products, which agreements shall obligate such persons to similar obligations of confidentiality and, subject to compliance with applicable law related to employee’s rights in employee inventions to assign to such Party all inventions made by such persons during the course of performing the Research. Each Party may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or as otherwise required by legal process, complying with applicable governmental regulations, making a permitted sublicense of its rights hereunder or conducting clinical trials or otherwise in performing its obligations or exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information, it will give reasonable advance notice to such other Party of such disclosure requirement, will cooperate with such other Party in the efforts of such other Party to secure confidential treatment of such Information prior to its disclosure, and, save to the extent inappropriate in the case of patent applications, will use all reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or confidentiality agreements or otherwise). In addition, each Party shall have the right to disclose to its Affiliates Confidential Information of the other Party, provided that such Party shall ensure that its Affiliates maintain the confidentiality of such information in accordance with the provisions of this Section 9.1.

9.2 Publications.

(a) Neither Party shall publish nor present the results of the Research or development studies carried out on any Development Compound or Back-Up Compound until after completion of Phase I clinical development with respect thereto and then only with the prior written consent of the other Party. Subject to the foregoing and the restrictions provided below, either Party may publish or present the results of the Research or of development studies carried out by it on such Development Compound, subject to the prior review by the other Party for patentability and protection of such other Party’s Confidential Information. Each Party shall provide to the other Party the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of the Research or of pre-Phase III clinical development of such Development Compound. Each Party shall designate a person who shall be responsible for approving such publications. Such designated person shall respond in writing promptly and in no event later than sixty (60) days after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. In the event of concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until the other Party is given a reasonable period of time (not to exceed one hundred twenty (120) days) to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues. This Section 9.2(a) shall cease to apply with respect to any Development Compound upon the commercial launch of a Licensed Product containing such Development Compound as an active ingredient. Furthermore, with respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, such materials shall be subject to review under this Section 9.2(a) to the extent that Dr. Falk or Targacept (as the case may be) has the right to do so.

(b) Each Party also agrees to delete from any such proposed publication any Confidential Information of the other Party upon its reasonable request.

(c) In any publication permitted under this Section 9.2, each Party shall acknowledge its collaboration with the other Party under this Agreement.

9.3 Press Releases. Except to the extent required by law or as otherwise permitted in accordance with this Section 9.3, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. Notwithstanding the foregoing, the Parties agree that each Party may desire or be required to issue press releases relating to the Agreement or activities thereunder, and the Parties agree to consult with each reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. The principles to be observed by Targacept and Dr. Falk in public disclosures with respect to this Agreement shall be: accuracy, compliance with applicable legal requirements, the requirements of confidentiality under this Article 9 and normal business practice in the pharmaceutical and biotechnology industries for disclosures by companies comparable to Targacept and Dr. Falk. In the event of a public announcement, the Party making such public announcement shall provide the other Party with a reasonable opportunity, judged in the light of the circumstances, and the right to approve the content of such announcement prior to its being made, which approval shall not be delayed or unreasonably withheld.

ARTICLE 10

Indemnification

10.1 Indemnification by Dr. Falk. Dr. Falk shall indemnify, defend and hold Targacept and its Affiliates and each of their respective agents, employees, officers and directors (the “Targacept Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) in connection with any and all suits, investigations, claims or demands by Third Parties (collectively, the “Losses”) arising from or occurring as a result of (a) any breach by Dr. Falk of this Agreement or (b) Dr. Falk’s performance of its obligations under this Agreement or (c) the manufacture, use or sale of any Collaboration Compounds or Licensed Products by Dr. Falk and its Affiliates, Sublicensees, distributors and agents in the Territory, except for those Losses for which Targacept has an obligation to indemnify Dr. Falk pursuant to Section 10.2, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses. Notwithstanding any provision hereof to the contrary, Dr. Falk shall have no obligation to indemnify any Targacept Indemnitee against any Losses in connection with any product liability claim arising solely out of the manufacture, use or sale of any product by Targacept and its Affiliates, Sublicensees, distributors and agents, regardless of whether such claim sounds in tort, contract, strict liability, products liability or any other legal theory.

10.2 Indemnification by Targacept. Targacept shall indemnify, defend and hold Dr. Falk and its Affiliates and each of their respective agents, employees, officers and directors (the “Dr. Falk Indemnitees”) harmless from and against any Losses arising from or occurring as a result of (a) any breach by Targacept of this Agreement, (b) Targacept’s performance of its obligations under this Agreement, or (c) the manufacture, use or sale of any Collaboration Compound or any product (including any Licensed Product) containing any Collaboration Compound by Targacept and its Affiliates, Sublicensees, distributors and agents in the Rest of World, except for those Losses for which Dr. Falk has an obligation to indemnify Targacept pursuant to Section 10.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses. Notwithstanding any provision hereof to the contrary, Targacept shall have no obligation to indemnify any Dr. Falk Indemnitee against any Losses in connection with any product liability claim arising solely out of the manufacture, use or sale of any Licensed Product by Dr. Falk and its Affiliates, Sublicensees, distributors and agents in the Territory, regardless of whether such claim sounds in tort, contract, strict liability, products liability or any other legal theory.

10.3 Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 10, it shall (a) promptly notify the other Party as soon as it becomes aware of a claim or action for which indemnification may be sought pursuant hereto, (b) cooperate with the indemnifying Party in the defense of such claim or suit, and (c) permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel, provided, that the failure to provide prompt notice under clause (a) shall not excuse a Party from its indemnification obligations hereunder except to the extent it can demonstrate actual damages or prejudice arising from such failure. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party without the prior written consent of the indemnified Party. The indemnifying Party shall have no liability under this Article 10 with respect to claims or suits settled or compromised without its prior written consent.

ARTICLE 11

Termination and Expiration

11.1 Term and Termination. This Agreement shall commence upon the Effective Date and, unless earlier terminated as provided herein, shall expire on the expiration of all royalty and other payment obligations hereunder. The obligation of the Parties to pay royalties to each other shall expire on a country-by-country basis as provided in Section 7.4. Upon expiration of all royalty obligations with respect to a particular Licensed Product, the licenses granted to Dr. Falk under Section 5.1(b) and the licenses granted to Targacept under Section 5.2(d), as the case may be, shall expire, and Dr. Falk or Targacept (as the case may be) shall automatically thereafter be granted a non-exclusive, fully paid up license to make, have made, use, import, sell and offer for sale such Licensed Product in the Territory (in the case of Dr. Falk) or in the Rest of World (in the case of Targacept).

11.2 Termination of the Agreement upon Material Breach.

(a) Failure by a Party to comply with any of its material obligations contained herein shall entitle the Party not in default to give to the Party in default notice specifying the nature of the default, requiring it to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot be cured within such sixty (60) day period, if the Party in default does not commence and diligently continue actions to cure such default), the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement; provided, however, that such right to terminate shall be stayed in the event that, during such sixty (60) day period, the Party alleged to have been in default shall have initiated dispute resolution in accordance with Section 14.10 with respect to the alleged default, which stay shall last so long as the initiating Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

(b) The right of a Party to terminate this Agreement, as herein above provided, shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

(c) In the event that Dr. Falk is developing or commercializing more than one Development Compound or Licensed Product in the Territory for use in the Field, and Dr. Falk breaches this Agreement in connection with a particular Development Compound or

Licensed Product, then Targacept shall be entitled to terminate this Agreement only with respect to such particular Development Compound or Licensed Product. Furthermore, in the event a breach relating to a particular Development Compound or Licensed Product is limited to a particular Major Country, then Targacept shall be entitled to terminate this Agreement only with respect to such Major Country; provided, however, that Targacept shall be entitled to terminate this Agreement in the event Dr. Falk breaches this Agreement in connection with a particular Development Compound or Licensed Product in two or more Major Countries.

11.3 Termination of the Agreement by Either Party. Either Party may terminate this Agreement in its entirety upon thirty (30) days prior written notice as specified in Sections 2.8 and 3.4 and Targacept may terminate this Agreement upon thirty (30) days written notice to Dr. Falk as set forth in Section 2.9; provided, however, that neither Party shall be discharged of its liability to the other Party under any previously approved Semi-Annual R&D Plan.

11.4 Termination Upon Insolvency. Either Party may, at its option and without notice, terminate this Agreement effective immediately in the event the other Party (1) admits in writing its inability to pay its debts generally as they become due; (2) institutes proceedings in any jurisdiction to be adjudicated a voluntary bankrupt or insolvent entity, or consents to the filing of a petition of bankruptcy or insolvency against it in any jurisdiction; (3) is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (4) seeks reorganization under any bankruptcy or insolvency act or law, or consents to the filing of a petition seeking such reorganization; or (5) has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such Party’s property (which appointment is not vacated within sixty (60) days of the entry of the order of appointment) or providing for the liquidation of such Party’s property or business.

11.5 Consequences of Termination.

(a) Upon termination of this Agreement (but not upon expiration of its term under Section 11.1): (i) each Party shall promptly return all relevant records and materials in its possession or control containing or comprising the other Party’s Know-How and Confidential Information and to which the former Party does not retain rights hereunder (except one copy of which may be retained in a Party’s confidential files for archival purposes); (ii) all licenses granted by each Party to the other under Article 5 shall terminate except as expressly provided otherwise herein; (iii) each Party shall provide the other Party with copies of all reports and data, including preclinical data and reports, obtained by the former Party pursuant to this Agreement that relate to Collaboration Compounds and that have not otherwise been provided to such Party, within sixty (60) days after such termination; provided, however, that a Party shall not be obligated to provide the foregoing copies in the case where such Party terminates under Sections 11.2 or 11.4 and provided further that the provision to a Party of the foregoing copies shall not be deemed to create any additional rights or licenses in any such copies or the intellectual property embodied therein, and such Party’s rights to use or exploit such information and rights shall be solely as expressly granted elsewhere in this Agreement and, with respect to Joint Know-How or Joint Patents, those rights of such Party as a joint owner); and (iv) any and all claims and payment obligations that accrued prior to the date of such termination shall survive such termination.

(b) In the event either Party terminates the Agreement under Section 11.3, Dr. Falk shall grant Targacept an exclusive, paid-up, worldwide license, with the right to sublicense, under (i) any Patent Rights Controlled by Dr. Falk which claim a Development Compound, Back-Up Compound or Licensed Product (or any method for the preparation, manufacture or use thereof in the Field), (ii) any Know-How Controlled by Dr. Falk which is necessary to research, develop, make, have made, import, use, sell and offer for sale Development Compounds, Back-Up Compounds or Licensed Products in the Field, and (iii) Dr. Falk’s rights in Joint Patents, Joint Know-How and Joint Research Technology, solely to research, develop, make, have made, import, use, sell and offer for sale Development Compounds, Back-Up Compounds and Licensed Products for use in the Field.

(c) In the event Targacept terminates the Agreement under Section 11.2 or 11.4, Dr. Falk shall grant Targacept an exclusive, paid-up, worldwide license, with the right to sublicense, under (i) any Patent Rights Controlled by Dr. Falk which claim a Development Compound, Back-Up Compound or Licensed Product (or any method for the preparation, manufacture or use thereof in the Field), (ii) any Know-How Controlled by Dr. Falk which is necessary to research, develop, make, have made, import, use, sell and offer for sale Development Compounds, Back-Up Compounds or Licensed Products in the Field, and (iii) Dr. Falk’s rights in Joint Patents, Joint Know-How and Joint Research Technology, solely to research, develop, make, have made, import, use, sell and offer for sale Development Compounds, Back-Up Compounds and Licensed Products for use in the Field. Nothing in this Section 11.5(c) is intended to limit Dr. Falk’s right to use Patent Rights and Know-How Controlled by Dr. Falk (i) outside the Field or (ii) inside the Field without involving the use of any Nicotinic Compound.

(d) In connection with the grant of a license pursuant to Section 11.5(b) or 11.5(c), Dr. Falk shall assign to Targacept any and all regulatory filings and Regulatory Approvals (including applications for Regulatory Approval) made by Dr. Falk in the Territory covering Development Compounds, Back-Up Compounds and Licensed Products, and Dr. Falk shall provide appropriate notification of such assignment to applicable regulatory authorities within thirty (30) days after the request of Targacept.

(e) Notwithstanding the provisions of Section 11.5(b) hereof, in the event that Targacept terminates this Agreement pursuant to Sections 11.2 or 11.4, then the restrictions imposed upon it pursuant to, and its obligations under, Sections 2.15 and 5.4 (other than Section 5.4(a)) shall terminate.

(f) Notwithstanding the provisions of Section l1.5(b) hereof, in the event that Dr. Falk terminates this Agreement pursuant to Sections 11.2 or 11.4, then the restrictions imposed upon it pursuant to, and its obligations under, Sections 2.15 and 5.4 (other than Section 5.4(a)) shall terminate.

(g) In the event Dr. Falk terminates the Agreement under Section 11.2 or 11.4, Targacept shall grant Dr. Falk an exclusive, paid-up, license in the Territory, with the right to sublicense, under (i) any Patent Rights Controlled by Targacept which claim a Development Compound, Back-Up Compound or Licensed Product (or any method for the preparation, manufacture or use thereof in the Field), (ii) any Know-How Controlled by Targacept which is necessary to research, develop, make, have made, import, use, sell and offer for sale Development Compounds, Back-Up Compounds or Licensed Products in the Field, and (iii) Targacept’s rights in Joint Patents, Joint Know-How and Joint Research Technology, solely to research, develop, make, have made, import, use, sell and offer for sale Development Compounds, Back-Up Compounds and Licensed Products for use in the Field in the Territory.

11.6 Accrued Rights; Surviving Obligations.

(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination, or expiration. Such termination, relinquishment or expiration shall not relieve a Party from obligations that are expressly indicated to survive termination or expiration of this Agreement. Without limiting the foregoing, Sections 2.6(b), 2.6(c), 2.10, 2.11, 2.12, 2.14, 4.1(b), 4.1(c), 5.1(b) (in the event of expiration), 5.2(b), (c) and (d) (unless Dr. Falk terminates this Agreement under Sections 11.2 or 11.4), 5.3, 5.4(a), 5.4(b) (in the event of termination by Dr. Falk under Sections 11.2 or 11.4), 5.4(c) (in the event of expiration of this Agreement or termination of this Agreement by Dr. Falk pursuant to Section 11.3 or by Targacept pursuant to Sections 11.2 or 11.4), 7.11, 7.12, 14.3, 14.9, 14.10, 14.11 and 14.12 and Articles 1, 9, 10, and 11 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

(b) Upon any termination of this Agreement as regards any particular Licensed Product, Dr. Falk shall be entitled, during the six (6) month period following the effective date of such termination, to finish any work-in-progress and to sell any inventory of the Licensed Product which remains on hand as of the date of the termination, so long as Dr. Falk pays to Targacept the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

11.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Dr. Falk or Targacept are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by an non-subject Party.

ARTICLE 12

Representations and Warranties

12.1 Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) Such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c) This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which such Party is a party or by which such Party may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over such Party. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

(d) It has the full and exclusive right, power and authority to enter into this Agreement, to perform its obligations hereunder and to grant the licenses granted under Article 5 hereof;

(e) Subject to compliance with applicable law related to employer’s rights in employee inventions, all individuals who perform any research and development activities on behalf of a Party or its Affiliates in connection with this Agreement will have assigned to such Party, directly or indirectly by assignment of another Person, the whole of their rights in any intellectual property conceived or reduced to practice by them as a result of such activities. No Third Party (other than a Sublicensee) will have any rights to any intellectual property which is conceived or developed by any individual who will perform any activities by or on behalf of a Party or its Affiliates in connection with this Agreement; and

(f) With respect to any Materials provided by it to the other Party, it has the full right to provide such Materials and has no reason to believe that the other Party’s use of such Materials in accordance with this Agreement will infringe the intellectual property rights of any Third Party.

12.2 Additional Representations and Warranties of Targacept. Targacept represents and warrants to Dr. Falk as of the Effective Date that:

(a) To the best knowledge of Targacept, the Targacept Patents and Targacept Know-How existing as of the Effective Date are not invalid or unenforceable, in whole or in part.

(b) To the best knowledge of Targacept, the inception, development and reduction to practice of the Targacept Patents and Targacept Know-How existing as of the Effective Date has not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party, Targacept has no knowledge that the Targacept Patents and Targacept Know-How existing as of the Effective Date infringe the intellectual property rights of any Third Party and to the best knowledge of Targacept, Dr. Falk’s practice of the Targacept Patents and Targacept Know-How as permitted herein will not infringe any intellectual property rights of any Third Party.

(c) As of the Effective Date, there are no agreements between Targacept and any Third Parties which would preclude or otherwise limit Targacept’s ability to conduct its tasks and obligations under the Research and Development Plan or otherwise fulfill its obligations under this Agreement;

(d) As of the Effective Date Targacept has not granted, and during the term of this Agreement Targacept will not grant, any license to any Third Party, either express or implied, or any option to license, to utilize any intellectual property owned or Controlled by Targacept (including under option) to discover, identify, research, develop or market any Development Compound, Back-Up Compound or Licensed Product in the Territory in the Field, except in accordance with this Agreement;

(e) As of the Effective Date, Targacept is the exclusive owner or assignee of the Patent Rights listed on Exhibit D attached hereto. Such Patent Rights constitute all of the Patent Rights that Targacept and its Affiliates own, have under license or have a right to acquire (by option or otherwise) that are useful for the manufacture, use or sale of Targacept Compounds in the Field and Targacept has the right to license such Patent Rights to Dr. Falk under this Agreement. During the term of this Agreement, Targacept will not encumber or diminish the rights granted to Dr. Falk hereunder, including without limitation, by not committing any acts or permitting the occurrence of any omissions which would cause the breach or termination of any Third Party License. As of the Effective Date, no Third Party License is in effect. Targacept will promptly provide Dr. Falk notice of any alleged breach of any Third Party License entered into after the Effective Date.

(f) To the best of Targacept’s scientific judgment, the Targacept Compounds include all of the Nicotinic Compounds created or developed at any time solely or jointly by Targacept or any Affiliate thereof, that show significant potential for development as a pharmaceutical product for use in the Field.

ARTICLE 13

Equity Investment by Dr. Falk

On the Effective Date, Dr. Falk shall purchase [********] shares of Targacept’s common stock, $0.001 par value per share (the “Shares”), for a purchase price of [********] per Share (or

U.S. $1,000,000 in the aggregate). The Shares shall be issued and sold pursuant to the subscription agreement in the form of Exhibit E hereto, and shall be subject to all the rights and obligations generally applicable to shares of Targacept’s common stock held by non-employee holders, including those arising under Targacept’s certificate of incorporation and bylaws, each as amended from time to time, and the Stockholders Agreement dated August 22, 2000 among the holders of Targacept’s capital stock and in the form of Exhibit F hereto, which Dr. Falk shall be required to execute on the Effective Date.

ARTICLE 14

Miscellaneous Provisions

14.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other.

14.2 Assignments. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other; provided, however, that a Party may assign this Agreement to any Affiliate or to any successor in interest by way of merger or sale of all or substantially all of its assets in a manner such that the assignor shall remain liable and responsible for the performance and observance of all such Party’s duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 14.2 shall be void.

14.3 Disclaimer of Warranties. SUBJECT TO SECTIONS 12.1 AND 12.2, THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

14.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.5 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, strike, flood, governmental acts or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the parties hereto shall consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

14.6 No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of a Party in connection with the performance of this Agreement.

14.7 Entire Agreement of the Parties; Amendments. This Agreement and the exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.8 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.9 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA, applicable to contracts entered into and to be performed wholly within the State of New York, excluding conflict of laws principles.

14.10 Disputes. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within thirty (30) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the President of Targacept and the President of Dr. Falk’s for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, either Party may submit any dispute or other claim arising out of or in connection with this Agreement for resolution by binding arbitration in London, England under the Commercial Rules of Arbitration of the International Chamber of Commerce (ICC) before a panel of three independent experts with relevant business, financial, scientific or other experience based on the subject matter of the dispute. Each Party shall select one arbitrator and the arbitrators so selected shall appoint a third arbitrator from a list of qualified persons provided by the ICC. Each Party shall pay its own costs and expenses associated with the arbitration, including the costs of its appointee and one-half the costs of the third arbitrator. Judgment on the award rendered by a majority of the arbitrators shall be binding on the Parties with no right of appeal to any court and such judgement may be entered by either Party in any court having jurisdiction thereof. Nothing in this Section 14.10 shall be construed to limit or preclude a Party from bringing an action in any court of competent jurisdiction for injunctive or other equitable relief including an action for specific performance to compel the other Party to perform its obligations under this Agreement.

14.11 Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), to the Party to which it is directed at its address shown below or such other address or facsimile number as such party shall have last given by notice to the other Parties.

If to Dr. Falk, addressed to:

Dr. Falk Pharma GmbH

Leinenweberstrasse 5

79041 Freiburg

Telecopier: 0761-1514-377

Attn: President (Geschaftsfuhrung)

If to Targacept, addressed to:

Targacept, Inc.

Postal Mail Address:

P.O. Box 1487

Winston-Salem, NC 27102-1487

Street Address:

950 Reynolds Boulevard

Winston-Salem, NC 27105

Telecopier: (336) 741-1773

Attn: President and Chief Executive Officer

14.12 No Consequential Damages. SUBJECT TO SECTIONS 10.1 AND 10.2, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH OR OTHER DAMAGES.

14.13 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

14.14 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that in its economic effect is most consistent with the invalid or unenforceable provision.

14.15 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement, each copy of which shall for all purposes be deemed to be an original.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Targacept, Inc.		Dr. Falk Pharma GmbH

By:	/s/ J. Donald deBethizy	By:	/s/ Ursula Falk

Name:	J. Donald deBethizy	Name:	Ursula Falk
Title:	President and CEO	Title:	Managing Director Geschaftsfuhrerin

EXHIBIT A

1. Europe

Andorra

Albania

Austria

Belgium

Bulgaria

Bosnia-Herzegovina

Croatia

Cyprus

Czech Republic

Denmark

Estonia

Finland

France

Germany

Gibraltar

Greece

Hungary

Ireland

Iceland

Italy

Republic of Yugoslavia

Latvia

Liechtenstein

Lithuania

Luxembourg

Republic of Macedonia

Malta

Monaco

Netherlands

1. Europe (continued)

North Ireland

Norway

Poland

Portugal

Romania

Russia (including CIS-countries) Armenia

Azerbaijan

Georgia

Kazakhstan

Kyrgyzstan

Moldova

Russian Federation Tajikistan

Turkmenistan

Ukraine

Uzbekistan

Belarus

Slovak Republic

Slovenia

Spain

Sweden

Switzerland

Turkey

United Kingdom

2. Middle East

Egypt

Israel

EXHIBIT B

Research and Development Plan

[********]

[Entire 22-page document has been redacted.]

EXHIBIT C

Semi-Annual R&D Plan

[********]

[Entire two-page table has been redacted.]

EXHIBIT D

Targacept Patent Rights

[********]

[Entire four-page document has been redacted.]

EXHIBIT E

SUBSCRIPTION AGREEMENT

Targacept, Inc.

950 Reynolds Boulevard

Winston-Salem, North Carolina 27105

Ladies and Gentlemen:

The undersigned desires, on the terms and conditions set forth herein, to acquire from Targacept, Inc., a Delaware corporation (the “Company”), One Hundred Eleven Thousand, One Hundred Eleven (111,111) shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”). The undersigned understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state (the “State Securities laws”).

THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE UNDERSIGNED SHOULD BE AWARE THAT IT WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

IN MAKING AN INVESTMENT DECISION THE UNDERSIGNED MUST RELY ON ITS OWN EXAMINATION OF THE COMPANY AND ITS PROPOSED BUSINESS AND PROSPECTS, INCLUDING THE MERITS AND RISKS INVOLVED. THE SHARES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SHARES COMMISSION OR REGULATORY AUTHORITY.

1.    Subscription. Subject to the terms and conditions hereof, the undersigned hereby irrevocably subscribes for the Shares in exchange for the consideration described in Section 3.

2.    Acceptance of Subscription and Issuance of Shares. The undersigned understands and agrees that this subscription shall be deemed to be accepted by the Company only when it is signed by a duly authorized officer of the Company (the “Acceptance”).

3.    Payment and Delivery. In consideration of the issuance of the Shares, the undersigned agrees to pay to the Company $9.00 per Share and to execute and deliver (i) the

Collaborative Research, Development and License Agreement of even date herewith by and between the undersigned and the Company (the “R&D Agreement”) and (ii) the Stockholders Agreement dated August 22, 2000 by and among the Company and its stockholders (the “Stockholders Agreement”).

4.    Representations and Warranties of the Company. As of the date hereof, the Company represents and warrants to the undersigned that:

(a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as presently conducted and the requisite corporate power and authority to execute and deliver this Subscription Agreement, the R&D Agreement and the Stockholders Agreement and to perform its obligations hereunder and thereunder;

(b) the Shares, when issued against delivery of the consideration set forth in Section 3, will be legally and validly issued, fully paid and nonassessable and, assuming the accuracy of the representations and warranties made by the undersigned herein, in compliance in all material respects with all applicable federal and state securities laws;

(c) neither the Company nor any person acting on its behalf has offered or sold the Shares to the undersigned by means of any form of general solicitation or general advertising;

(d) no consent, approval, order or authorization of any federal, state or local governmental authority is required to be obtained by the Company in connection with the consummation of the transactions contemplated by this Agreement;

(e) the Company is not in violation or default in any material respect, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation or default in any material respect, of (i) any provision of its Amended and Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws, (ii) any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or (iii) to its knowledge, any federal or state statute, rule or regulation applicable to the Company, in each case to the extent that such violation or default has or would have a material adverse effect on the business of the Company; and

(f) neither this Agreement, nor any other document or certificate made or delivered to the undersigned in connection herewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

5.    Representations and Warranties of the Undersigned. The undersigned hereby represents and warrants to the Company and to each officer, director, controlling person, and agent of the Company as follows.

(a) General:

(i) The undersigned has all requisite corporate power and authority to execute and deliver this Subscription Agreement, the R&D Agreement and the Stockholders Agreement and to acquire the Shares and otherwise to perform all the obligations required to be performed by the undersigned hereunder and thereunder, and such execution, delivery and performance does not violate or conflict with the terms of any agreement to which the undersigned is a party or by which the undersigned is bound.

(ii) The undersigned has not received, paid or given, directly or indirectly, any commission or remuneration for or on account of any sale, or the solicitation of any sale, of the Shares.

(iii) The undersigned is not acquiring the Shares as an agent or otherwise for any other person.

(iv) The undersigned has received no representations from the Company or from employees or agents of the Company other than those contained herein or in the R&D Agreement. In making its decision to invest in the Shares, the undersigned has relied solely on the answers to such questions as its duly appointed representatives have raised concerning the transaction.

(v) The purchase of the Shares by the undersigned is consistent with the undersigned’s investment objectives.

(b) Information Concerning the Company:

(i) The undersigned is familiar with the business and financial condition, properties, operations and prospects of the Company.

(ii) The undersigned has been given full access to all material information concerning the condition, properties, operations and prospects of the Company, including without limitation books, records and other documents, and has had an opportunity to ask questions of, and to receive information from, the Company and persons acting on its behalf concerning the terms and conditions of the undersigned’s investment in the Shares, and to obtain any additional information necessary to verify the accuracy of the information and data received by the undersigned.

(iii) The undersigned has made such independent investigation of the Company, its management and related matters as the undersigned deemed to be necessary or advisable in connection with this investment; and the undersigned has received all information and data that the undersigned believes to be necessary in order to reach an informed decision as to the advisability of investing in the Shares.

(c) Status of Undersigned:

(i) The undersigned has such knowledge, skill and experience in business, financial and investment matters so as to be capable of evaluating the merits and risks of an investment in the Shares. To the extent necessary, the undersigned has retained at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of this Subscription Agreement and owning the Shares. The undersigned is domiciled in Germany, is not a U.S. Person (as defined in Rule 902(k) promulgated under the Securities Act) and is not acquiring the Shares for the account or benefit of a U.S. Person.

(ii) The undersigned is a corporation, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000 and, as such is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(d) Restrictions on Transfer or Sale:

(i) The undersigned is acquiring the Shares solely for the undersigned’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. The undersigned understands that the Shares have not been registered under the Securities Act or any State Securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the undersigned and of the other representations made by the undersigned in this Subscription Agreement. The undersigned understands that the Company is relying upon the representations and agreements contained in this Subscription Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.

(ii) The undersigned understands that the Shares are “restricted Shares” under applicable federal Securities laws and that the Securities Act and the rules of the Shares and Exchange Commission (the “Commission”) provide in substance that the undersigned may dispose of the Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom (such as pursuant to Rule 144 under the Securities Act), and understands that the Company has no obligation or intention to register any of the Shares thereunder, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Accordingly, the undersigned understands that (x) under the Commission’s rules, the undersigned may dispose of the Shares principally only in “private placements” that are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted Shares” subject to the same limitations as in the hands of the undersigned and (y) no market will exist for any resale of the Shares and it is impossible to predict whether such a market will ever exist. As a consequence, the undersigned understands that the undersigned must bear the economic risks of the investment in the Shares for an indefinite period of time.

(iii) The undersigned understands that the Shares will become subject to additional restrictions on transfer, including the application of certain rights of first refusal and co-sale rights pursuant to the Stockholders Agreement.

(iv) Independent of any legal or contractual restrictions on the sale of Shares, the undersigned agrees: (A) not to sell, assign, pledge, give, transfer or otherwise dispose of the Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of such Shares under the Securities Act and all applicable State Securities laws or in a transaction which, in the written opinion of counsel for the undersigned or other evidence satisfactory to the Company, is exempt from the registration provisions of the Securities Act and all applicable State Securities laws or is in accordance with the provisions of Regulation S promulgated under the Securities Act; (B) not to engage in any hedging transactions with respect to the Shares, except in compliance with the Securities Act; (C) that the certificate(s) for the Shares will bear a legend making reference to the foregoing restrictions; and (D) that the Company and any transfer agent for the Common Stock shall not give effect to any purported transfer of any of such shares except upon compliance with the foregoing restrictions.

(v) The undersigned has not offered or sold any portion of the Shares and has no present intention of dividing the Shares with others or of reselling or otherwise disposing of any portion of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance.

6.    Obligations Irrevocable; Further Assurances. Upon the Company’s receipt from the undersigned of an executed counterpart of this Subscription Agreement, the obligations of the undersigned hereunder shall be irrevocable, except with the consent of the Company. Furthermore, the undersigned agrees to furnish any additional information requested to assure compliance with the applicable federal Securities laws (including without limitation the Securities Act and the regulations promulgated thereunder) and all applicable State Securities laws in connection with the purchase and sale of the Shares contemplated hereby.

7.    Waiver and Amendment. Neither this Subscription Agreement nor any provisions hereof shall be modified, changed, discharged or terminated, except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

8.    Assignability. Neither this Subscription Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or the undersigned without the prior written consent of the other party.

9.    Applicable Law. Subject to the applicability of the federal Securities laws and the State Securities laws, this Subscription Agreement shall be governed by and construed in accordance with the law of the State of North Carolina, regardless of the law that might be applied under principles of conflicts of law.

10.    Section and Other Headings. The section and other headings contained in this Subscription Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Subscription Agreement.

11.    Counterparts. This Subscription Agreement may be executed in two counterparts, each of which when so executed and delivered shall be deemed to be an original and both of which together shall be deemed to be one and the same agreement.

12.    Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally, one day after deposited with a internationally-recognized overnight courier service, with charges prepaid, or two days after sent by registered or certified mail, return receipt requested, postage prepaid:

(a) If to the Company, to the following address:

Targacept, Inc.

950 Reynolds Boulevard

Winston-Salem, North Carolina 27105

Attn: Chief Executive Officer

(b) If to the undersigned, to the following address:

Dr. Falk Pharma GmbH

Leinenweberstr 5 79041 Freiburg, Germany

Attn: Chief Executive Officer

(Geschäftsführung)

13.    Binding Effect. The provisions of this Subscription Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives and permitted successors and assigns.

14.    Survival. All representations, warranties and covenants contained in this Subscription Agreement shall survive (i) the Acceptance, (ii) changes in the transactions, documents and instruments described herein which are not material, and (iii) the dissolution or liquidation of the Company or the undersigned.

15.    Expenses. Each of the Company and the undersigned shall bear its own legal and other expenses with respect to this Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement as of the date first written above.

DR. FALK PHARMA GmbH

By:	/s/ URSULA FALK

Name: Ursula Falk Title: Managing Director

Accepted as of

January ___, 2001

TARGACEPT, INC.

By:	/s/ J. DONALD DEBETHIZY

J. Donald deBethizy Chief Executive Officer